EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

 by and among

PremierWest Bancorp,

PremierWest Bank,

Stockmans Financial Group

and

Stockmans Bank

October 19, 2007

TABLE OF CONTENTS

1	.	Definitions		1

2	.	Mergers		8
		2.1	Transactions Pursuant to the Holding Company Plan of Merger	8
		2.3	Exchange Procedures	11
		2.4	Transactions Pursuant to the Bank Plan of Merger	13
		2.5	Dissenters’ Shares	13
		2.6	Anti-Dilution Provision	13
3	.	Stockmans Director; Stockmans Division		13

4	.	Representations and Warranties of Stockmans and Stockmans Bank		13
		4.1	Organization, Existence, and Authority	14
		4.2	Authorized and Outstanding Stock, Options, and Other Rights	14
		4.3	Public Reports	14
		4.4	Articles of Incorporation, Bylaws, Minutes	17
		4.5	No Holding Company, Joint Venture, or Other Subsidiaries	17
		4.6	Shareholder Reports	17
		4.7	Books and Records	17
		4.8	Legal Proceedings	17
		4.9	Compliance with Laws and Regulations; Loan Portfolio	18
		4.10	Commitments	20
		4.11	Environmental Matters	20
		4.12	Contingent and Other Liabilities	21
		4.13	No Material Adverse Effects	21
		4.14	Regulatory Approvals Required	21
		4.15	Corporate and Shareholder Approval of Agreement, Binding Obligations	22
		4.16	No Defaults from Transaction	22
		4.17	Taxes and Tax Returns	22
		4.18	Real Property, Leased Personal Property	24
		4.19	Insurance	25
		4.20	Intellectual Property	25
		4.21	Contracts and Agreements	26
		4.22	Employee Benefits	26
		4.23	Labor and Employment	29
		4.24	Allowance for Loan Losses	29
		4.25	Investment Securities; Repurchase Agreements	29
		4.26	Shareholder List	30
		4.27	Interests of Directors and Others	30
		4.28	Stockmans Disclosure Schedule to this Agreement	30
		4.29	Brokers and Finders	30
		4.30	Bank Secrecy Act; Patriot Act; Transactions with Affiliates	30
		4.31	Risk Management Instruments	30

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5	.	Representations and Warranties of Company and Bank		31
		5.1	Organization, Existence, and Authority	31
		5.2	Authorized and Outstanding Stock, Options, and Other Rights	31
		5.3	Public Reports; Sarbanes-Oxley Compliance	31
		5.4	Articles of Incorporation, Bylaws, Minutes	33
		5.5	Shareholder Reports	33
		5.6	Books and Records	33
		5.7	Legal Proceedings	33
		5.8	Compliance with Laws and Regulations	34
		5.9	Environmental Matters	35
		5.10	Contingent and Other Liabilities	36
		5.11	No Material Adverse Effects	36
		5.12	Regulatory Approvals Required	36
		5.13	Corporate and Shareholder Approval of Agreement, Binding Obligations	37
		5.14	No Defaults from Transaction	37
		5.15	Taxes and Tax Returns	37
		5.16	Insurance	37
		5.17	Contracts and Agreements	38
		5.18	Allowance for Loan Losses	38
		5.19	Interests of Directors and Others	38
		5.20	Company Disclosure Schedule to this Agreement	38
		5.21	Brokers and Finders	38
		5.22	Bank Secrecy Act; Patriot Act; Transactions with Affiliates	39
6	.	Covenants of Stockmans		39
		6.1	Certain Actions	39
		6.2	No Solicitation	42
		6.3	Filing Reports and Returns, Payment of Taxes	42
		6.4	Preservation of Business	43
		6.5	Commercially Reasonable Efforts	43
		6.6	Updating the Stockmans Disclosure Schedule	44
		6.7	Rights of Access	44
		6.8	Proxy Statement	44
		6.9	Availability of Reports; Communications	45
		6.10	Shareholder Meeting	45
		6.11	Title Reports	45
		6.12	Allowance for Loan Losses	45
		6.13	Agreements and Plans	46
		6.14	Other Actions	46
		6.15	Financial Information and Accountant’s Consents	46
7	.	Covenants of Company		46
		7.1	Certain Actions	46
		7.2	Filing Reports and Returns, Payment of Taxes	47
		7.3	Preservation of Business	47
		7.4	Commercially Reasonable Efforts	47

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		7.5	Updating the Company Disclosure Schedule	48
		7.6	S-4 Registration Statement	48
		7.7	Listing of Securities	49
		7.8	Other Actions	49
		7.9	Employee Matters	49
		7.10	Indemnification of Directors and Officers; D&O Insurance	50
		7.11	Shareholder Meeting	52
8	.	Conditions to Obligations of Company		52
		8.1	Shareholder Approvals; Dissenting Shareholders	52
		8.2	No Litigation	52
		8.3	No Banking Moratorium	52
		8.4	Regulatory Approvals	52
		8.5	Compliance with Securities Laws	53
		8.6	Other Consents	53
		8.7	Corporate Documents	53
		8.8	Continuing Accuracy of Representations and Warranties	53
		8.9	Compliance with Covenants and Conditions	53
		8.10	No Material Adverse Effects	53
		8.11	Certificate	53
		8.12	Tax Opinion	54
		8.13	Employee Agreements	54
		8.14	Director Agreements	54
		8.15	Core Deposits; Tangible Equity; Transaction Expenses	54
9	.	Conditions to Obligations of Stockmans		55
		9.1	Shareholder Approvals	55
		9.2	No Litigation	55
		9.3	No Banking Moratorium	55
		9.4	Regulatory Approvals	55
		9.5	Compliance with Securities Laws	55
		9.6	Other Consents	56
		9.7	Corporate Documents	56
		9.8	Continuing Accuracy of Representations and Warranties	56
		9.9	Compliance with Covenants and Conditions	56
		9.10	No Material Adverse Effects	56
		9.11	Tax Opinion	56
		9.12	Certificate	57
10. Closing				57

11. Termination; Price Protection				57
		11.1	Procedure for Termination	57
		11.2	Effect of Termination	59
		11.3	Reserved	60
		11.4	Documents from Stockmans	60
		11.5	Documents from Company	60

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12. Miscellaneous Provisions		60
12.1	Amendment or Modification	60
12.2	Public Statements	60
12.3	Confidentiality	60
12.4	Waivers and Extensions	60
12.5	Expenses	60
12.6	Financial Advisors	60
12.7	Binding Effect, No Assignment	61
12.8	Representations and Warranties	61
12.9	Remedies	61
12.10	No Benefit to Third Parties	61
12.11	Notices	61
12.12	Governing Law	62
12.13	Entire Agreement	62
12.14	Headings	62
12.15	Counterparts	62
12.16	Restrictions On Transfer	62
12.17	Material Change	62
12.18	Survival	63

Exhibit A – Holding Company Plan of Merger Exhibit B – Bank Plan of Merger

Exhibit C – Form of Director Voting, Non-Competition and Non-Solicitation Agreements

Exhibit D – Rule 145 Affiliate Letter

Exhibit E – Example of Calculation of Company Measuring Price

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AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization is entered into effective this 19th day of October, 2007 (this “Agreement”), by and among PremierWest Bancorp (“Company”), PremierWest Bank (“Bank”), Stockmans Financial Group (“Stockmans”) and Stockmans Bank (“Stockmans Bank”).

RECITALS:

     A. Company is an Oregon corporation, and registered bank holding company, with its executive offices at 503 Airport Road, Medford, Oregon.

     B. Bank is an Oregon state-chartered bank, and a wholly owned subsidiary of Company, with its principal office at 503 Airport Road, Medford, Oregon.

     C. Stockmans is a California corporation, and registered bank holding company, with its executive offices at 9340 East Stockton Blvd., Elk Grove, California.

     D. Stockmans Bank is a California state-chartered bank, and a wholly owned subsidiary of Stockmans, with its principal office at 9340 East Stockton Blvd., Elk Grove, California.

     E. The parties desire to enter into a strategic business combination pursuant to the terms of this Agreement.

     F. The respective boards of directors of each of Company, Bank, Stockmans and Stockmans Bank have determined that it is in the best interests of their respective corporations and shareholders to consummate the applicable Mergers and the other transactions contemplated by this Agreement.

     G. Section 8.13(a) of the Stockmans Disclosure Schedule lists those individuals who have entered into amended and restated employment, consulting or other agreements in connection with the transactions contemplated hereby.

     H. Each director of Stockmans and Stockmans Bank has, simultaneously with the execution and delivery hereof, executed and delivered to Company a Voting, Non-Competition and Non-Solicitation Agreement substantially in the appropriate form of such agreement attached hereto as Exhibit C and each director and executive officer of Stockmans has, simultaneously with the execution and delivery hereof, executed and delivered a Rule 145 Affiliate Letter substantially in the form of Exhibit D attached hereto.

AGREEMENT

     In consideration of the mutual premises, and of the representations and warranties, covenants and agreements herein contained, the parties hereby enter into this Agreement and agree as follows:

1.    Definitions.   For purposes of this Agreement, the following terms shall have the definitions given:

          (a)           “ADA” has the meaning set forth in Section 4.18.

          (b)          “Aggregate Consideration” has the meaning set forth in Section 2.1.5.

          (c)          “Agreement” has the meaning set forth in the Preamble.

          (d)          “Alternative Acquisition Transaction” means any event or series of events pursuant to which a party or its board of directors enters into an agreement or recommends to its shareholders any agreement (other than this Agreement) pursuant to which any Person would (i) merge or consolidate with such party, with the result that the shareholders of such party hold less than 50% of the stock or voting power of the surviving entity, (ii) acquire 50% or more of the assets or liabilities of such party or any of its subsidiaries, or (iii) purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) stock or other securities representing or convertible into 50% or more of the stock or voting power of such party or any one or more of its subsidiaries.

          (e)          “Bank” has the meaning set forth in the Preamble.

          (f)           “Bank Merger” means the merger of Stockmans Bank with and into Bank in accordance with the Bank Plan of Merger.

          (g)          “Bank Plan of Merger” means the Plan of Merger to be executed by Bank and Stockmans Bank and delivered to the Oregon Director and California Secretary of State for filing substantially in the form attached hereto as Exhibit B.

          (h)          “Benefits Integration” has the meaning set forth in Section 7.9.

          (i)           “California DFI” means the California Department of Financial Institutions.

          (j)           “Call Reports” means the final quarterly reports of condition and income filed by such bank with the FFIEC pursuant to the Federal Deposit Insurance Act.

          (k)           “Cash Election Shares” has the meaning set forth in Section 2.2.2.

          (l)            “CGCL” means the California General Corporation Law.

          (m)           “COBRA” has the meaning set forth in Section 4.22(f) .

          (n)           “Code” means the Internal Revenue Code of 1986, as amended.

          (o)           “Company” has the meaning set forth in the Preamble.

          (p)           “Company Common Stock” means shares of common stock, no par value, of Company.

          (q)           “Company Disclosure Schedule” has the meaning set forth in Section 5.

          (r)           “Company Measuring Period” has the meaning set forth in Section 11.1(e).

          (s)          “Company Measuring Price” has the meaning set forth in Section 11.1(e) .

          (t)           “Company Property” has the meaning set forth in Section 5.9.

          (u)          “Company Public Reports” means the reports and other information required to be filed by Company with the SEC pursuant to the Exchange Act, together with the reports to shareholders required to be delivered by Company to its shareholders pursuant to Exchange Act Rule 14a-3, in each case from and after January 1, 2004.

          (v)          “Company Subsidiary” means, with respect to Company and Bank, any entity in which Company or Bank owns, directly or indirectly, more than 50% of the voting securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, other than in such party’s capacity as a fiduciary or a secured party.

          (w)          “Confidentiality Agreement” means the letter agreement, dated as of August 28, 2007, by and between Company and Stockmans.

          (x)           “Contract” means any agreement, contract, undertaking, obligation, instrument, note, power of attorney, evidence of indebtedness, purchase order, quotation, license or other commitment to which any Party or to which any of the assets of such Party is subject, whether oral or written, express or implied, except that the term “Contracts” shall not include Loans made in the ordinary course of business consistent with past practices and the notes or other instruments or agreements that evidence such loans or provide security therefore.

          (y)           “Core Deposits” means all deposits other than (i) brokered deposits, (ii) time deposits greater than $100,000, (iii) public deposits, and (iv) deposits subject to off balance sheet deposit sweep programs.

          (z)           “Costs” has the meaning set forth in Section 7.10(a) .

        (aa)           “Decline Adjustment” has the meaning set forth in Section 11.1(e) .

        (bb)           “Dissenters’ Shares” has the meaning set forth in Section 2.1.6.

        (cc)           “Dissenting Shareholder” means any holder of Dissenters’ Shares.

        (dd)           “Effective Date” is the date on which the Articles of Merger for the Holding Company Merger are filed with the Oregon Secretary of State.

        (ee)           “Effective Time” is the time set forth in the Holding Company Plan of Merger at which the Holding Company Merger is effective.

        (ff)            “Election Deadline” has the meaning as set forth in Section 2.2.2.

        (gg)           “Election Statement” has the meaning as set forth in Section 2.2.1.

     (hh) “Employee Benefit Plans” means all benefit and compensation plans, Contracts, policies or arrangements covering current or former employees of Stockmans or Stockmans Bank and current or former directors of Stockmans or Stockmans Bank including, but not limited to, “employee benefit plans” as defined by Section 3(3) of ERISA, the Stockmans Employee Phantom Share Plan (“STEPS”), and all deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, restricted stock, incentive, salary continuation, supplemental executive retirement and bonus plans.

     (ii) “Environmental Law” has the meaning set forth in Section 4.11.

     (jj) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     (kk) “ERISA Affiliate” has the meaning set forth in Section 4.22.

     (ll) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and, to the extent the context requires, the rules promulgated thereunder.

     (mm) “Exchange Agent” has the meaning set forth in Section 2.3.1.

     (nn) “Exchangeable Shares” has the meaning set forth in Section 2.1.5.

     (oo) “FDIC” means the Federal Deposit Insurance Corporation.

     (pp) “FDICIA” means the Federal Deposit Insurance Corporation Improvement Act of 1991.

     (qq) “FFIEC” means the Federal Financial Institutions Examination Council.

     (rr) “FHA” means the Federal Housing Administration.

     (ss) “FHLMC” means the Federal Home Loan Mortgage Corporation.

     (tt) “FNMA” means the Federal National Mortgage Association.

     (uu) “FRB” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of San Francisco, as the context requires.

     (vv) “GAAP” has the meaning set forth in Section 4.3.

     (ww) “GNMA” means the Government National Mortgage Association.

     (xx) “Hazardous Material” has the meaning set forth in Section 4.11.

     (yy) “Holding Company Merger” means the merger of Stockmans with and into Company at the Effective Time in accordance with the Holding Company Plan of Merger.

     (zz) “Holding Company Plan of Merger” means the Plan of Merger to be executed by Company and Stockmans and delivered together with Articles of Merger to the

Oregon Secretary of State and California Secretary of State for filing on the Effective Date substantially in the form attached hereto as Exhibit A.

      (aaa)           “Indemnified Parties” has the meaning set forth in Section 7.10(a) .

      (bbb)          “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations and applications to register the foregoing; inventions, discoveries and ideas; patents and applications for patents; nonpublic information, trade secrets and confidential information and rights to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not; and registrations or applications for registration of copyrights; and any similar intellectual property or proprietary rights.

      (ccc)          “Insurance Cap” has the meaning set forth in Section 7.10(d) .

      (ddd)         “Knowledge” means, as to a party, the knowledge of an Officer of such party and Officers of such party’s subsidiaries, and includes a fact or other matter of which an individual is actually aware of or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

      (eee)          “Lien” means liens, pledges, charges and security interests and similar encumbrances.

      (fff)            “Loan” means a written or oral agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Stockmans or Stockmans Bank or to Company or Bank, as the case may be.

      (ggg)          “Loan Loss Requirement” means $2,500,000.

      (hhh)          “Local Barriers Acts” has the meaning set forth in Section 4.18.

      (iii)             “Material Adverse Effect” has the meaning set forth in Section 12.17.

      (jjj)            “Material Contracts” has the meaning set forth in Section 4.21.

      (kkk)         “Mergers” means the Holding Company Merger and the Bank Merger.

      (lll)             “Mixed Cash Shares” has the meaning set forth in Section 2.2.2.

      (mmm)       “Mixed Election Shares” has the meaning set forth in Section 2.2.2.

      (nnn)          “Mixed Stock Shares” has the meaning set forth in Section 2.2.2.

      (ooo)          “New Certificate” has the meaning set forth in Section 2.3.2.

      (ppp)           “No Election Shares” has the meaning set forth in Section 2.2.2.

      (qqq)        “Officer” means the individuals listed on Section 8.13(b) of the Stockmans Disclosure Schedule with respect to Stockmans and the individuals listed on Section 8.13(b) of the Company Disclosure Schedule who are officers of such Party.

      (rrr)          “Old Certificate” has the meaning set forth in Section 2.3.2.

      (sss)         “Order” has the meaning set forth in Section 8.2.

      (ttt)           “Oregon Bank Act” means Chapters 706 through 716 of the Oregon Revised Statutes.

      (uuu)         “Oregon Director” means the Director of the Oregon Department of Consumer and Business Services acting by and through the Administration of the Division of Finance and Corporate Securities.

      (vvv)         “OSHA” has the meaning set forth in Section 4.18.

      (www)      “PBGC” means the Pension Benefit Guaranty Corporation.

      (xxx)         “Pension Benefit Plan” has the meaning set forth in Section 4.22(d) .

      (yyy)         “Per Share Cash Consideration” has the meaning set forth in Section 2.1.4.

      (zzz)          “Per Share Consideration” has the meaning set forth in Section 2.1.5.

     (aaaa)        “Per Share Stock Consideration” has the meaning set forth in Section 2.1.5.

     (bbbb)       “Permitted Liens” has the meaning set forth in Section 4.18.

     (cccc)        “Person” means any natural person or any other entity, person, or group. For purposes of this definition, the meaning of the term “group” shall be determined in accordance with Section 13(d)(3) of the Exchange Act.

     (dddd)       “Plans of Merger” means the Bank Plan of Merger and the Holding Company Plan of Merger.

     (eeee)        “Price Adjustment” has the meaning set forth in Section 11.

     (ffff)          “Proxy Statement” has the meaning set forth in Section 6.8.

     (gggg)       “Record Date” has the meaning set forth in Section 2.2.1.

     (hhhh)       “Rule 145 Affiliate Letter” means the letter agreement to be executed by each “affiliate” (as defined in Rule 144 promulgated by the SEC pursuant to the Securities Act) of Stockmans substantially in the form attached hereto as Exhibit D.

     (iiii)         “SBA” means the Small Business Administration of the Department of Commerce.

     (jjjj)        “SEC” means the Securities and Exchange Commission.

     (kkkk)     “Securities Act” means the Securities Act of 1933, as amended, and to the extent the context requires, the rules promulgated thereunder.

     (llll)          “S-4 Registration Statement” has the meaning set forth in Section 6.8.

     (mmmm)  “Stock Election Shares” has the meaning set forth in Section 2.2.2.

     (nnnn)      “Stock Percentage” has the meaning set forth in Section 2.2.2.

     (oooo)      “Stockmans” has the meaning set forth in the Preamble.

     (pppp)      “Stockmans Bank” has the meaning set forth in the Preamble.

     (qqqq)      “Stockmans Common Stock” means the shares of common stock, without par value, of Stockmans.

     (rrrr)         “Stockmans Disclosure Schedule” has the meaning set forth in Section 4.

     (ssss)        “Stockmans Leased Properties” has the meaning set forth in Section 4.18.

     (tttt)          “Stockmans Property” has the meaning set forth in Section 4.18.

     (uuuu)       “Stockmans Real Property” has the meaning set forth in Section 4.18.

     (vvvv)       “Stockmans Subsidiary” means, with respect to Stockmans and Stockmans Bank, any entity in which Stockmans or Stockmans Bank owns, directly or indirectly, more than 50% of the voting securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, other than in such party’s capacity as a fiduciary or a secured party.

     (wwww)   “Tangible Equity Capital” means common stock, paid-in capital and retained earnings, minus the amount necessary to increase Stockmans consolidated loan loss reserve to the Loan Loss Requirement immediately prior to the Effective Time, minus goodwill and any other intangible assets.

     (xxxx)       “Tangible Equity Capital Target” has the meaning set forth in Section 8.15.2.

     (yyyy)       “Tax” or “Taxes” means (i) any and all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for any items described in clause (i), as successor or transferee, by contract or otherwise.

     (zzzz)        “Transaction Expenses” has the meaning set forth in Section 8.15.3.

     (aaaaa)      “Total Cash Amount” has the meaning set forth in Section 2.1.5.

     (bbbbb)     “Total Stock Amount” has the meaning set forth in Section 2.1.5.

     (ccccc)      “Total Stock Consideration” has the meaning set forth in Section 2.1.5.

     (ddddd)     “VA” means the Veterans Administration.

     (eeeee)      “Welfare Benefit Plan” has the meaning set forth in Section 4.22(b).

2. Mergers.

     2.1 Transactions Pursuant to the Holding Company Plan of Merger. Subject to the terms and conditions set forth in this Agreement, on the Effective Date:

          2.1.1 Stockmans shall be merged with and into Company under Oregon law on the terms and conditions set forth in the Holding Company Plan of Merger. The Holding Company Plan of Merger and the Holding Company Articles of Merger shall be filed with the Secretary of State of the State of Oregon to effect the Holding Company Merger and the Secretary of State of the State of California as required under California law.

          2.1.2 Company shall be the surviving corporation in the Holding Company Merger. Company’s Articles of Incorporation and Bylaws shall be the articles of incorporation and bylaws of the surviving corporation.

          2.1.3 As of the Effective Time, each share of Company capital stock outstanding immediately prior to the Holding Company Merger shall remain outstanding and shall be deemed to be one share of the capital stock of the surviving corporation.

          2.1.4 As of the Effective Time, each outstanding share of Stockmans Common Stock shall, by virtue of the Holding Company Merger, automatically and without any action on the part of the holder of such share, be converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.2, either: (i) a number of shares of Company Common Stock equal to the Per Share Stock Consideration, or (ii) cash in an amount equal to the Per Share Consideration (the “Per Share Cash Consideration”). Notwithstanding any other provision of this Agreement, no fractional shares of Company Common Stock will be issued and any holder of shares of Stockmans Common Stock entitled to receive a fractional share of Company Common Stock shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Company Common Stock based on the Company Measuring Price.

          2.1.5 For purposes of this Agreement:

          “Aggregate Consideration” shall mean the sum of (x) the Total Stock Consideration and (y) the Total Cash Amount.

           “Exchangeable Shares” means the aggregate number of shares of Stockmans Common Stock issued and outstanding immediately prior to the Effective Time, which shall equal 903,534.09 shares.

          “Per Share Consideration” shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the Exchangeable Shares.

           “Per Share Stock Consideration” shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration by the Company Measuring Price.

           “Total Cash Amount” shall mean $22,769,059.07.

          “Total Stock Amount” shall mean 5,357,426 shares of Company Common Stock.

          “Total Stock Consideration” shall mean the product obtained by multiplying (x) the Total Stock Amount and (y) the Company Measuring Price.

          2.1.6 All shares of Stockmans Common Stock that are “dissenting shares” within the meaning of CGCL § 1300 and have perfected dissenter appraisal rights under California law (“Dissenters’ Shares”) shall not be converted into or represent a right to receive Company Common Stock or cash unless and until such shares have lost their status as dissenting shares under CGCL § 1300, at which time such shares shall be converted into Company Common Stock or cash pursuant to Section 2.1.4.

     2.2 Election and Proration Procedures.

          2.2.1 An election statement permitting each holder of Stockmans Common Stock the ability to elect consideration pursuant to Section 2.2.2 and subject to 2.2.5 (the “Election Statement”) shall be mailed within five days following the later of the end of the Company Measuring Period or the Stockmans Meeting.

          2.2.2 Each Election Statement shall permit the holder to (a) elect to receive (i) the Per Share Stock Consideration in respect of all of such holder’s Stockmans Common Stock (“Stock Election Shares”); (ii) the Per Share Cash Consideration in respect of all of such holder’s Stockmans Common Stock (“Cash Election Shares”); or (iii) a combination of the Per Share Stock Consideration in respect of that portion of such holder’s shares of Stockmans Common Stock equal to the Stock Percentage, rounded to the nearest whole share (the “Mixed Stock Shares”), and the Per Share Cash Consideration in respect of that portion of such holder’s shares of Stockmans Common Stock equal to the Cash Percentage, rounded to the nearest whole share (the “Mixed Cash Shares,” and together with the Mixed Stock Shares, the “Mixed Election Shares”); or (b) to make no election with respect to such holder’s Stockmans Common Stock (“No Election Shares”). Any Stockmans Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Statement on or before 5:00 p.m., Pacific Time, on the thirtieth day following the Effective Date or such other time and date as Company and Stockmans may mutually agree (the “Election Deadline”) shall also be deemed to be “No Election Shares.” “Cash Percentage” shall mean the quotient, rounded to the nearest thousandth, obtained by dividing (x) the quotient obtained by dividing the Total Cash Amount by the Per Share Consideration, by (y) the total number of shares of Stockmans Common Stock outstanding as of the close of business on the Effective Date.

      “Stock Percentage” shall mean the amount equal to one (1) minus the Cash Percentage.

     2.2.3 Company shall make available one or more Election Statements as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Stockmans Common Stock between the record date for the Stockmans Meeting (the “Record Date”) and the close of business on the business day prior to the Election Deadline, and Stockmans shall provide to the Exchange Agent all information reasonably necessary for it to perform its functions as specified herein.

     2.2.4 Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Statement by the Election Deadline. Any Election Statement may be revoked or changed by the person submitting such Election Statement at or prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Statement, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Statements, and any good faith decisions of Company regarding such matters shall be binding and conclusive. Neither Company nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Statement. To the extent the holder of Dissenters’ Shares submits an Election Statement, such holder’s election shall have no effect if the holder of such shares has made (and not withdrawn) demand pursuant to CGCL § 1301, the Exchange Agent will disregard such Election Statement, and the Dissenters’ Shares shall be converted in accordance with Section 2.5.

     2.2.5 Within ten business days after the Election Deadline, unless the Effective Date has not yet occurred, in which case as soon thereafter as practicable, Company shall cause the Exchange Agent to effect the allocation among the holders of Stockmans Common Stock of rights to receive Company Common Stock or cash in the Holding Company Merger in accordance with the Election Statements as follows:

          (1) Cash Election Shares, Dissenters’ Shares and Mixed Cash Shares More Than Total Cash Amount. If the aggregate cash amount that would be paid upon the conversion in the Holding Company Merger of the Cash Election Shares, Dissenters’ Shares and the Mixed Cash Shares is greater than the Total Cash Amount, then:

               (i) all Mixed Stock Shares, Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

               (ii) all Dissenters’ Shares shall be deemed, for the purposes of Section 2.2.5(1) only, to be converted into the right to receive the Per Share Cash Consideration;

               (iii) the Exchange Agent shall then select from among the Mixed Cash Shares and the Cash Election Shares, by a pro rata selection process, a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Holding Company Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration; and

               (iv) the Mixed Cash Shares and the Cash Election Shares that are not Cash Designated Shares will be converted into the right to receive the Per Share Stock Consideration.

           (2) Cash Election Shares, Dissenters’ Shares and Mixed Cash Shares Less Than Total Cash Amount. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares, Dissenters’ Shares and the Mixed Cash Shares is less than the Total Cash Amount, then:

                (i) all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration;

               (ii) all Dissenters’ Shares shall be deemed, for the purposes of Section 2.2.5(2) only, to be converted into the right to receive the Per Share Cash Consideration;

                (iii) the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares (“Designated Shares”) to be converted into the right to receive the Per Share Cash Consideration such that the aggregate cash amount that will be paid in the Holding Company Merger equals as closely as practicable the Total Cash Amount; and

               (iv) the Stock Election Shares and the No Election Shares that are not Designated Shares and all Mixed Stock Shares shall be converted into the right to receive the Per Share Stock Consideration.

          (3) Cash Election Shares, Dissenters’ Shares and Mixed Cash Shares Equal to Total Cash Amount. If the aggregate cash amount that would be paid upon conversion in the Holding Company Merger of the Cash Election Shares, proposed Dissenters’ Shares and the Mixed Cash Shares is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (1) and (2) above shall not apply, and all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration, and all Stock Election Shares, Mixed Stock Shares, and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration and all Dissenters’ Shares shall be converted in accordance with Section 2.5.

     2.2.6 The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be determined by Company and reasonably satisfactory to Stockmans.

  2.3 Exchange Procedures.

     2.3.1 Prior to the Effective Date, Company shall appoint an exchange agent approved by Stockmans, which approval shall not be unreasonably withheld or delayed, for the purpose of exchanging certificates representing shares of Stockmans Common Stock (other than Dissenters’ Shares) for Company Common Stock and/or cash as required by Section 2.1 (the “Exchange Agent”). On or before the Effective Date, Company will issue and deliver to the Exchange Agent certificates representing a sufficient number of shares of Company Common Stock issuable in the Holding Company Merger and an estimate of the cash required to make cash payable in lieu of fractional shares and cash to be paid pursuant to Section 2.1.

     2.3.2 Promptly after the Election Deadline, Company shall cause the Exchange Agent to mail to each holder of record of shares (other than holders of Dissenters’ Shares) who submitted an Election Statement, a notice advising such holders of the effectiveness of the Holding Company Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to certificates for shares of Stockmans Common Stock

(“Old Certificates”) shall pass, only upon delivery of the Old Certificates (or affidavits of loss in lieu thereof, as provided in Section 2.3.5) and instructions for surrendering the Old Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent. Upon surrender for cancellation to the Exchange Agent of one or more Old Certificates, accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall deliver to each holder of such surrendered Old Certificates, new certificates representing the appropriate number of shares of Company Common Stock (“New Certificates”), together with checks for payment of cash consideration and cash in lieu of fractional shares to be issued in respect of the Old Certificates and any dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Agreement, less any taxes required to be withheld with respect thereto.

     2.3.3 Until Old Certificates have been surrendered and exchanged for New Certificates or cash as herein provided, each outstanding Old Certificate shall be deemed, for all corporate purposes of Company, to represent the number of shares of Company Common Stock and the amount of cash into which the shares of Stockmans Common Stock were exchanged pursuant to Section 2.1.5. All shares of Company Common Stock to be issued pursuant to the Holding Company Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Company in respect of the Company Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions that are declared on Company Common Stock into which shares of Stockmans Common Stock have been converted after the Effective Date will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. In the event of a transfer of ownership of shares of Stockmans Common Stock that is not registered in the transfer records of Stockmans, a New Certificate, together with a check for any cash to be paid upon due surrender of the Old Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Old Certificate formerly representing such shares is presented to the Exchange Agent, accompanied by all documents required by Company and the Exchange Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

     2.3.4 Any Company Common Stock or cash delivered to the Exchange Agent (together with any interest or dividends thereon) and not issued pursuant to this Section 2.3 at the end of twelve months from the Effective Date shall be returned to Company, in which event the persons entitled thereto shall look only to Company for payment thereof.

     2.3.5 Notwithstanding anything to the contrary set forth in this Agreement, if any holder of Stockmans Common Stock shall be unable to surrender his or her Old Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof a lost stock certificate affidavit and, unless waived, at the sole option of Company or the Exchange Agent, an indemnity bond in customary amount together with a surety, each in a form and substance reasonably satisfactory to Company or the Exchange Agent.

     2.3.6 The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Company Common Stock or Stockmans Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Company Common Stock for the account of the persons entitled thereto.

   2.4 Transactions Pursuant to the Bank Plan of Merger. Subject to the terms and conditions set forth in this Agreement, promptly following the Effective Time:

     2.4.1 Stockmans Bank will be merged with and into Bank in accordance with the provisions of the Oregon Bank Act. The Bank Plan of Merger shall be filed with the Oregon Director for purposes of obtaining a Certificate of Merger.

     2.4.2 As of the date set forth in the Certificate of Merger, Stockmans Bank will merge with Bank, with Bank being the resulting bank and having its head office in Medford, Oregon.

     2.4.3 Bank’s Articles of Incorporation, Bylaws and banking charter in effect immediately before the date set forth on the Certificate of Merger shall be the articles of incorporation, bylaws and banking charter of the resulting bank.

     2.4.4 Upon effectiveness of the Bank Merger, each outstanding share of Bank common stock shall remain outstanding as shares of the resulting bank, the holders of such shares shall retain their rights with respect to such shares as in effect prior to the Bank Merger, and each outstanding share of Stockmans Bank held by Stockmans will be cancelled.

   2.5 Dissenters’ Shares. Any Dissenting Shareholder who shall be entitled to be paid the fair market value of such shareholder’s shares of Stockmans Common Stock, as provided in Section 1300 of the CGCL, shall not be entitled to shares of Company Common Stock or cash consideration pursuant to Section 2.1.5 in respect thereof, and shall be entitled to receive only the payment provided for by Section 1300 et seq of the CGCL with respect to such Dissenters’ Shares.

   2.6 Anti-Dilution Provision. If Company changes or proposes to change the number of shares of Company Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend or similar transaction with respect to the outstanding Company Common Stock, or exchanges Company Common Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, and the record date therefor shall be prior to the Effective Date, the Total Stock Amount shall be proportionately adjusted.

3. Stockmans Director; Stockmans Division.

     At or promptly after the Effective Date, Stockmans Chief Executive Officer Gary Wright (“Wright”) shall be appointed to the Company and Bank boards of directors. At the 2008 annual meeting of the Company’s shareholders, subject to eligibility and Company’s directors’ fiduciary duties, Wright will be nominated to serve and recommended for election by the Company’s Board of Directors in Company’s proxy statement for the 2008 annual meeting. For up to one year following the Effective Date, or as long as Company deems appropriate, Company will operate a “Stockmans Bank” division of the Bank and during such period retain the Stockmans logo and brand name.

4. Representations and Warranties of Stockmans and Stockmans Bank.

     Except as disclosed in one or more schedules to this Agreement delivered to Company prior to execution of this Agreement (the “Stockmans Disclosure Schedule”), Stockmans and Stockmans Bank represent and warrant to Company as follows:

   4.1 Organization, Existence, and Authority. Stockmans is a corporation duly organized and validly existing under the laws of the State of California and has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business in the manner now being conducted. Stockmans Bank is a state-chartered bank, duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted. Each of Stockmans and Stockmans Bank is qualified to do business and is in good standing in every jurisdiction in which such qualification is required except where the failure to so qualify or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Stockmans. Stockmans Financial Trust I is a statutory trust duly formed, validly existing and in good standing under Delaware law and its activities do not require it to be qualified to do business in any jurisdiction other than Delaware. Stockmans Financial Trust I has the requisite statutory trust power to own or lease its properties and assets and to carry on its business as it is now being conducted.

   4.2 Authorized and Outstanding Stock, Options, and Other Rights. The authorized capital stock of Stockmans consists of 10,000,000 shares of common stock, without par value, of which 903,534.09 shares were outstanding as of the close of business on September 30, 2007, all of which are validly issued, fully paid and nonassessable. All outstanding shares of capital stock of Stockmans Bank are validly issued, fully paid and nonassessable and held by Stockmans. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Stockmans shareholders may vote are issued or outstanding. No subscriptions, options, warrants, convertible securities, shares of preferred stock, or other rights or commitments that would enable the holder to acquire any shares of capital stock or other investment securities of Stockmans or Stockmans Bank, or which enable or require Stockmans or Stockmans Bank to acquire shares of its capital stock or of investments issued by Stockmans or Stockmans Bank from any holder, are authorized, issued, granted, or outstanding. All prior grants of options to acquire Stockmans Common Stock were properly approved by Stockmans board of directors or a committee duly authorized by Stockmans board of directors and were validly issued in accordance with a shareholder approved stock option plan. No grant of an option to purchase Stockmans Common Stock involved any backdating. All previously granted options were fully exercised or terminated in accordance with their terms on or before December 31, 2006.

   4.3 Public Reports; Financial Statements.

        (a) Since January 1, 2004, Stockmans and Stockmans Bank have timely filed with the FRB, FDIC and the California DFI all reports, registrations and statements, together with any amendments required to be made thereto, including, without limitation, Call Reports, required to be so filed (the “Stockmans Public Reports”), and Stockmans and Stockmans Bank have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the FRB, FDIC or California DFI (collectively, the “Stockmans Regulatory Agencies”) in the ordinary course of the business of Stockmans and its Stockmans

Subsidiaries, no Stockmans Regulatory Agency or other governmental entity has initiated since January 1, 2004 or has pending or has notified Stockmans or any Stockmans Subsidiary of any proceeding, enforcement action or, to the knowledge of Stockmans, investigation into the business, disclosures or operations of Stockmans or any Stockmans Subsidiary. Since January 1, 2004, no Stockmans Regulatory Agency or other governmental entity has resolved any proceeding, enforcement action or, to the knowledge of Stockmans, investigation into the business, disclosures or operations of Stockmans or any Stockmans Subsidiary. There is no unresolved violation or exception by any Stockmans Regulatory Agency or other governmental entity with respect to any report or statement relating to any examinations or inspections of Stockmans or any Stockmans Subsidiary. Except for normal examinations conducted by a Stockmans Regulatory Agency in the ordinary course of the business of Stockmans and Stockmans Bank, since January 1, 2004, there has been no formal or informal inquiries by, or disagreements or disputes with, any Stockmans Regulatory Agency or other governmental entity with respect to the business, operations, policies or procedures of Stockmans or any Stockmans Subsidiary. Neither Stockmans nor any Stockmans Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Stockmans Regulatory Agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries (each, a “Stockmans Regulatory Agreement”), nor has Stockmans or any Stockmans Subsidiary been advised since January 1, 2004 by any Stockmans Regulatory Agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Stockmans Regulatory Agreement.

        (b) Section 4.3(b) of the Stockmans Disclosure Schedule contains true and correct copies of (i) the audited consolidated balance sheets of Stockmans as of December 31, 2006 (the “Stockmans Balance Sheet”) and December 31, 2005, and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, and (ii) the unaudited consolidated balance sheets of Stockmans as of June 30, 2007 (the “Unaudited Stockmans Balance Sheet”) and June 30, 2006, and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the three months and six months ended June 30, 2007 and June 30, 2006 (including the related notes, where applicable) (all such balance sheets and financial statements and related notes, the “Stockmans Financial Statements”). The Stockmans Financial Statements (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Stockmans and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (ii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

        (c) Except as disclosed in Section 4.3(c) of the Stockmans Disclosure Schedule, as of their respective dates, all Stockmans Public Reports complied in all material respects with all requirements applicable to such filing. As of their respective dates, none of the Stockmans Public Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

        (d) Section 4.3 of the Stockmans Disclosure Schedule lists, and Stockmans has delivered to Company true and correct copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) effected by Stockmans or any Stockmans Subsidiary from January 1, 2004 through the date hereof.

        (e) Perry-Smith LLP has not resigned or been dismissed as independent public accountants of Stockmans as a result of or in connection with any disagreements with Stockmans on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        (f) The records, systems, controls, data and information of Stockmans and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Stockmans or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Stockmans. Stockmans maintains accounting records which fairly and accurately reflect, in all material respects, its transactions, and Stockmans has devised and maintains accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in accordance with GAAP. To the knowledge of Stockmans, there is no fact or circumstance that would indicate that Stockmans will not be able to comply with the audit, recordkeeping and review of internal controls requirements of FDICIA as of September 30, 2007.

         (g) Since December 31, 2006, (i) through the date hereof, neither Stockmans nor any of its Subsidiaries nor, to the knowledge of the officers of Stockmans, any director, officer, employee, auditor, accountant or representative of Stockmans or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Stockmans or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Stockmans or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Stockmans or any of its Subsidiaries, whether or not employed by Stockmans or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Stockmans or any of its officers, directors, employees or agents to the Board of Directors of Stockmans or any committee thereof or to any director or officer of Stockmans.

     4.4 Articles of Incorporation, Bylaws, Minutes. The copies of Stockmans’ Articles of Incorporation, Stockmans’ Bylaws, Stockmans Bank’s Articles of Incorporation and Stockmans Bank’s Bylaws delivered to Company are true and correct copies of such documents, each as amended and restated as of the date hereof. Stockmans is not in violation of any provision of its Articles of Incorporation or Bylaws. Stockmans Bank is not in violation of any provision of its Articles of Incorporation or Bylaws. The minute books of Stockmans and Stockmans Bank contain minutes of all meetings and all consents evidencing actions taken without a meeting by its respective Board of Directors (and any committees thereof) and shareholders and such minutes and consents are accurate in all material respects. Stockmans has delivered to Company true, correct and complete copies of the minute books of Stockmans and Stockmans Bank from January 1, 2004, through the date hereof. Notwithstanding the foregoing, minutes of executive sessions conducted by the boards and committees of Stockmans and Stockmans Bank will not be provided to Company, and minutes provided will be redacted to eliminate confidential strategic discussions.

     4.5 No Holding Company, Joint Venture, or Other Subsidiaries. Other than as to Stockmans with respect to Stockmans Bank, no corporation, individual or other entity is registered or, to the Knowledge of Stockmans or Stockmans Bank, is required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, because of ownership or control of Stockmans or Stockmans Bank. Except for Stockmans with respect to Stockmans Bank and Stockmans Financial Trust I neither Stockmans nor Stockmans Bank, directly or indirectly, beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations of the SEC thereunder) any shares of capital stock of any other corporation or entity, other than shares held in a fiduciary or custodial capacity in the ordinary course of business, and shares representing less than five percent of the outstanding shares of such corporation acquired in partial or full satisfaction of debts previously contracted. None of Stockmans or Stockmans Bank is a part of or has any ownership interest in any joint venture, limited liability company, trust, general or limited partnership, or a member of any unincorporated association.

     4.6 Shareholder Reports. Stockmans has delivered to Company true and correct copies of all of Stockmans’ reports, written communications and documents provided or made available to Stockmans’ shareholders or prospective investors in Stockmans since January 1, 2005, including all proxy statements and notices of shareholder meetings. No such Stockmans communication, at the time filed, furnished or communicated, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

     4.7 Books and Records. The books and records of Stockmans and Stockmans Bank accurately reflect in all material respects the transactions and obligations to which it is a party or by which it or its properties are bound or subject and reflect only actual transactions. Such books and records comply and have been and are being maintained in all material respects in accordance with applicable legal, regulatory and accounting requirements and in accordance with GAAP.

     4.8 Legal Proceedings. Section 4.8 of the Stockmans Disclosure Schedule lists, as of the date hereof, all actions, suits, proceedings, claims or governmental investigations pending or,

to the Knowledge of Stockmans, threatened against or affecting Stockmans or any Stockmans Subsidiary before any court, administrative officer or agency, other governmental body, or arbitrator. Except for regulatory examinations conducted in the normal course of regulation of Stockmans and Stockmans Bank, there are no actions, suits, proceedings, claims or governmental investigations pending or, to the Knowledge of Stockmans, threatened against or affecting Stockmans or any Stockmans Subsidiary before any court, administrative officer or agency, other governmental body, or arbitrator that, if determined adversely to Stockmans or any Stockmans Subsidiary, would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Stockmans or to materially hinder or delay the consummation of the transactions contemplated by this Agreement.

     4.9 Compliance with Laws and Regulations; Loan Portfolio. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Stockmans:

        (a) The conduct by each of Stockmans and Stockmans Bank of its respective business and, except for matters covered by Section 4.18, the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of Stockmans, any foreign laws, statutes, ordinances, rules or regulations, including, but without limitation, every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Fair Credit Reporting Act, Home Mortgage Disclosure Act, Truth-in-Lending Act, Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974.

        (b) Except as disclosed in Section 4.9(b) of the Stockmans Disclosure Schedule, all loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of Stockmans or Stockmans Bank, as held in their respective portfolios or as sold with recourse into the secondary market since January 1, 2004, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Each of them has been executed and delivered in compliance, in form and substance, with any and all federal, state or local laws applicable to Stockmans or Stockmans Bank, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the FRB, laws and regulations providing for nondiscriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits; and all such contracts or commitments have been administered in compliance with all applicable federal, state or local laws or regulations.

        (c) All Uniform Commercial Code filings, or filings of trust deeds or mortgages, or of Liens or other security interest documentation that are required by any applicable federal, state or local governmental laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts related to such filings and documents have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

        (d) Each Loan of Stockmans and Stockmans Bank (i) is evidenced by notes, agreements or other written evidence of indebtedness which are true, genuine and what they purport to be and (ii) to the extent secured, has been secured by valid Liens and security interests which have been perfected. Except as disclosed in Section 4.9(d) of the Stockmans Disclosure Schedule, all Loan files of Stockmans Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

        (e) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Stockmans Bank in material formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any material security interest, or exposure to meritorious lawsuits or other proceedings against Stockmans or Stockmans Bank with respect to any such material security interest, has been or will be suffered or incurred by Stockmans or Stockmans Bank.

        (f) Neither Stockmans nor Stockmans Bank is in material violation of any applicable services or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by Stockmans or Stockmans Bank or as to which either has sold to other investors, and with respect to such loans neither Stockmans or Stockmans Bank has done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantees or commitments of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended.

        (g) Neither Stockmans nor Stockmans Bank has knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

        (h) The deposit accounts of Stockmans Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

        (i) Stockmans Bank has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

        (j) Stockmans Bank is, and there has not been any event or occurrence since January 1, 2004, that could reasonably be expected to result in a determination that Stockmans Bank is not, “well capitalized” as a matter of United States federal banking law.

        (k) Section 4.9(k) of the Stockmans Disclosure Schedule lists all Nonperforming Assets as of September 30, 2007. The sum of the aggregate amount of all Nonperforming Assets and all troubled debt restructurings (as defined under GAAP) on the books of Stockmans as of the date of this Agreement does not exceed 1.25% of total Stockmans loans at the date hereof. “Nonperforming Assets” means (i) all loans and leases (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on nonaccrual status, (C) where a reasonable doubt exists, in the reasonable judgment of Stockmans, as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loan is less than 90 days past due, (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith, or (F) that have been classified “Doubtful,” “Loss” or the equivalent thereof by any regulatory authority, and (ii) all assets classified as real estate owned (“REO”) and other assets acquired through foreclosure or repossession. Other than as set forth in Section 4.9(k) of the Stockmans Disclosure Schedule, Stockmans has no Nonperforming Assets as defined herein.

     4.10 Commitments. Section 4.10 of the Stockmans Disclosure Schedule sets forth a list of each outstanding commitment, including outstanding letters of credit, repurchase agreements and unfunded agreements to lend of Stockmans Bank, as of September 30, 2007, in an amount of $500,000.00 or more.

     4.11 Environmental Matters. To the Knowledge of Stockmans, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Stockmans, neither Stockmans nor Stockmans Bank, nor any other person having an interest in any property which Stockmans or Stockmans Bank owns or leases, or has owned or leased, or in which either holds any security interest, mortgage, or other Liens or interest including but not limited to as beneficiary of a deed of trust (“Stockmans Property”), has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from such Stockmans Property except as allowable by and in accordance with Environmental Laws. To the Knowledge of Stockmans, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Stockmans, there has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material on an Stockmans Property; (ii) condition that could result in any use, ownership or transfer restriction; or (iii) condition of nuisance on or from such Stockmans Property. During the past six years, neither Stockmans nor Stockmans Bank has received any written notice of a condition that could reasonably be expected to give rise to any private or governmental suit, claim, action, proceeding or investigation against Stockmans, Stockmans Bank, any such other person or such Stockmans Property as a result of any of the foregoing events or has Knowledge of any condition that could reasonably be expected to give rise to any such material private or governmental suit, claim, action, proceeding or investigation. “Hazardous Material” means any substance that is (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any government entity in connection with any Environmental Law. “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Material or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Material.

     4.12 Contingent and Other Liabilities. Section 4.12 of the Stockmans Disclosure Schedule is a list, to the Knowledge of Stockmans and as of the date hereof, of each contingent and other liability, which individually or, when aggregated with a group of related contingent or other liabilities, could reasonably expected to be in excess of $100,000 which are not set forth or reflected in other sections of the Stockmans Disclosure Schedule or in the Stockmans Financial Statements. Neither Stockmans nor any Stockmans Subsidiary has any material obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) except for those liabilities that are reflected or reserved against on the Unaudited Stockmans’ Balance Sheet and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2007, or in connection with this Agreement and the transactions contemplated hereby.

     4.13 No Material Adverse Effects. Since December 31, 2006 through the date hereof, (a) there has been no event or occurrence that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Stockmans; (b) no cash, stock or other dividends, or other distributions with respect to capital stock, have been declared or paid by Stockmans or Stockmans Bank other than regular $1.00 per share quarterly cash dividends consistent with past practice, nor has Stockmans or Stockmans Bank purchased or redeemed any of its shares or shares of any Stockmans Subsidiary or other affiliate; and (c) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any asset material to Stockmans or Stockmans Bank. Since June 30, 2007 through the date hereof, neither Stockmans nor Stockmans Bank have sold any investment securities at a gain except as necessary to provide liquidity, consistent with past practices.

     4.14 Regulatory Approvals Required. The nature of the business and operations of Stockmans and Stockmans Bank does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit any of them to perform their obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of Stockmans or Stockmans Bank, or any material loss or disadvantage to their business, as a result of consummation of the Holding Company Merger or Bank Merger, except for:

         (a) approval from, or waiver of jurisdiction by, the Oregon Director, FDIC, FRB and California DFI of the Bank Merger;

         (b) approval from, or waiver of jurisdiction by, the FRB of the Holding Company Merger;

         (c) filing of the Holding Company Plan of Merger and Articles of Merger with the Oregon Secretary of State and California Secretary of State; and

        (d) filing and effectiveness of the S-4 Registration Statement, of which the Proxy Statement is a part, under the Securities Act.

     As of the date hereof, Stockmans has no Knowledge of any reason why the approvals set forth in this Section 4.14 and in Section 8.4 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.4. Stockmans has taken all necessary action to exempt the Mergers and this Agreement from (i) all applicable California state law anti-takeover provisions, if any, and (ii) any takeover related provisions of its articles of incorporation, bylaws or agreement among its shareholders.

     4.15 Corporate and Shareholder Approval of Agreement, Binding Obligations. Stockmans and Stockmans Bank each has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized and unanimously approved by the Board of Directors of each of Stockmans and Stockmans Bank. No other corporate action on the part of Stockmans or Stockmans Bank other than shareholder approval is required to authorize this Agreement or the Holding Company Plan of Merger or Bank Plan of Merger or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Stockmans and Stockmans Bank, and assuming the accuracy of Company’s representations and warranties, constitutes the legal, valid and binding obligation of each of them enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     4.16 No Defaults from Transaction. Neither the execution, delivery and performance of this Agreement, the Holding Company Plan of Merger or the Bank Plan of Merger by Stockmans or Stockmans Bank, as the case may be, nor the consummation of the transactions contemplated thereby will conflict with, result in any material breach or violation of, or result in any default or any acceleration of performance under, or will result in the declaration or imposition of any Lien, charge or encumbrance upon any of the assets of Stockmans or Stockmans Bank under, any of the terms, conditions or provisions of (a) Stockmans’ or Stockmans Bank’s Articles of Incorporation or Bylaws, (b) any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or (c) any contract, agreement or instrument to which any of Stockmans or Stockmans Bank is a party or by which any of Stockmans or Stockmans Bank is bound, except in the case of clauses (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Stockmans or to materially hinder or delay the consummation of the transactions contemplated by this Agreement.

     4.17 Taxes and Tax Returns.

        (a) Stockmans has delivered to Company true and correct copies of Stockmans’ and Stockmans Bank’s unconsolidated or uncombined federal and state income or franchise tax returns for the years 2004, 2005 and 2006. Except as disclosed in Section 4.17 of the Stockmans Disclosure Schedule, Stockmans and each Stockmans Subsidiary have filed all federal, state and other income, franchise or other tax returns, required to be filed by them; each such return is complete and accurate in all material respects; and all Taxes and related interest and liabilities to be paid in connection therewith have been paid or adequate reserve has been established for the timely payment thereof.

        (b) There have been no audits or examinations of any income tax returns of Stockmans or Stockmans Bank. Stockmans and Stockmans Bank have timely and accurately filed all material required information returns and reports, including without limitation Forms 1099, and to Stockmans’ Knowledge, Stockmans and Stockmans Bank have timely and accurately filed all material currency transaction reports required by the Bank Secrecy Act, as amended. Stockmans has not received notice of any federal, state or other income, franchise or other tax assessment or notice of a deficiency to date which has not been paid or for which adequate reserve has not been provided, and to Stockmans’ Knowledge there are no pending or threatened (in writing) audit or investigation of Stockmans or Stockmans Bank with respect to any Tax liabilities.

        (c) There are currently no agreements in effect with respect to Stockmans or Stockmans Bank to extend the period of limitations for assessment or collection of any Tax, and, except as required by law among Stockmans and the Stockmans Subsidiaries, neither Stockmans or Stockmans Bank is a party to any tax sharing, allocation or indemnification agreement or arrangement or is liable for any Tax imposed on any other Person other than Stockmans or Stockmans Bank.

        (d) Except as disclosed in Section 4.17 of the Stockmans Disclosure Schedule, all Taxes that Stockmans or Stockmans Bank is required to withhold from amounts owing or paid to any employee or director, shareholder, former employee or director, shareholder, creditor or third party have been properly withheld and, to the extent payable, timely paid.

        (e) During the period commencing May 14, 1999 and ending on the close of business on the Effective Date (the “S Period”), Stockmans has been an “S corporation” within the meaning of Section 1361(a) of the Code, and a valid election under Section 1362 of the Code has been in effect with respect to Stockmans at all times for the S Period. A valid S-election or similar election has been in effect with respect to Stockmans during the S Period in all relevant state and local jurisdictions in which Stockman is subject to Tax and in which such election is required. Each of Stockman’s stockholders has been a Person described in Section 1361(b)(1)(B) of the Code at all times that such Person held shares of Stockmans Common Stock during the S Period, and at no time during the S Period was any stockholder of Stockmans a non-resident alien.

        (f) During the period commencing May 14, 1999, and ending on the day before the Effective Date, each Stockmans Subsidiary was a qualified subchapter S subsidiary (“QSub”), and a valid election under Section 1361(b)(3)(B) of the Code has been in effect with respect to each Stockmans Subsidiary at all times for such period. A valid QSub election or similar election has been in effect with respect to each Stockmans Subsidiary during such period in all relevant state and local jurisdictions in which Stockmans is subject to Tax and in which such election is required.

        (g) Stockmans will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change, made on or prior to the Closing Date, in the method of accounting for a tax period ending on or prior to the Closing Date, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in the regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law) occurring or existing before the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, and (v) if an election under Section 338(h)(10) of the Code is not made with respect to the Holding Company Merger, prepaid amounts which in the aggregate exceed $20,000 received on or prior to the Closing Date.

     (h) Stockmans has no potential liability for any tax under Code §1374. Neither Stockmans nor any Stockmans Subsidiary has, in the past 10 years, (i) acquired assets from another corporation in a transaction in which Stockmans tax basis for the required assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a QSub.

    4.18 Real Property, Leased Personal Property.

        (a) Section 4.18 of the Stockmans Disclosure Schedule includes a list of all the real property owned or leased by Stockmans or any Stockmans Subsidiary and all real property held by Stockmans or any Stockmans Subsidiary as of the date hereof as other real estate owned (the “Stockmans Real Property”). Except for disposition of other real estate owned in the ordinary course of business and except as disclosed in Section 4.18 of the Stockmans Disclosure Schedule, Stockmans or a Stockmans Subsidiary will own or have a valid leasehold interest in all of the Stockmans Real Property on the Effective Date. All Stockmans Real Property (i) reflected as being owned in the latest audited Stockmans Financial Statements or acquired after the date thereof (“Stockmans’ Owned Properties”) and (ii) all leasehold estates wherein Stockmans or Stockmans Bank is lessee reflected in the latest audited balance sheet included in the Stockmans Financial Statements or leased after the date hereof (“Stockmans Leased Properties”), are included in Section 4.18 of the Stockmans Disclosure Schedule.

             (b) The leases pursuant to which Stockmans or a Stockmans Subsidiary leases Stockmans Leased Properties and material personal property, true and correct copies of which have been delivered to Company, are the legal, valid and binding obligation of Stockmans or a Stockmans Subsidiary, enforceable against such entity in accordance with its terms, and, to the Knowledge of Stockmans, are the legal, valid and binding obligation of the other party thereto, enforceable against such entity in accordance with its terms, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles valid, and neither Stockmans nor a Stockmans Subsidiary nor, to the Knowledge of Stockmans, the other party thereto is in material default, and no event has occurred that would, with the giving of notice, lapse of time or both, constitute a material default under such leases. No material waiver or indulgence has been granted by any landlord under any leases for Stockmans Leased Properties.

             (c) All Stockmans Owned Properties and material personal property owned by Stockmans or any Stockmans Subsidiary is free of any adverse claims, except for (1) statutory liens not yet delinquent that are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, for which Stockmans maintains reserves as required by GAAP consistently applied with the Stockmans Financial Statements, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, (4) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ and other similar liens, for sums not yet delinquent or that are being contested in good faith by appropriate proceedings, arising in the ordinary course of business for which Stockmans maintains reserves as required by GAAP consistently applied and (5) adverse claims with respect to properties and assets the loss of which would not reasonably be expected to have, individually or in the aggregate, have a Material Adverse Effect with respect to Stockmans (“Permitted Liens”).

        (d) All buildings and structures on the Stockmans Real Property, the equipment located thereon, and the personal property leased by Stockmans or a Stockmans Subsidiary, are in good operating condition and in a good state of repair (ordinary wear and tear excepted). To the Knowledge of Stockmans, the Stockmans Real Property is in material compliance with all applicable zoning laws and building codes. There are no pending or, to the Knowledge of Stockmans, threatened condemnation proceedings against the Stockmans Real Property. To the Knowledge of Stockmans, the Stockmans Real Property and the buildings, structures and improvements thereon are in compliance with all applicable health and safety related requirements for the Stockmans Real Property, including without limitation those under the Americans with Disabilities Act of 1990 (“ADA”), Title 24 of the California Code of Regulations, California Building Standard Code and all similarly motivated state and local laws (“Local Barriers Acts”) and the Occupational Health and Safety Act of 1970 (“OSHA”), all regulations issued under the ADA, Local Barriers Acts and OSHA, and any Accessibility Guidelines for Buildings and Facilities issued pursuant to the ADA and Local Barriers Acts. To Stockmans’ Knowledge, since January 1, 2005, neither Stockmans nor any Stockmans Subsidiary has received any written notices alleging violations of the ADA, Local Barriers Acts or OSHA, any notices of claims made or threatened in writing regarding noncompliance with ADA or Local Barriers Acts or any written notices of any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with ADA or Local Barriers Acts. Stockmans and Stockmans Subsidiaries have good and marketable title to all of the Stockmans Owned Properties and all personal property owned by Stockmans or a Stockmans Subsidiary, subject to no mortgages, pledges, encumbrances, Liens or charges of any kind, except for Permitted Liens.

     4.19 Insurance. For each of the past three calendar years and continuing through the date hereof and the Effective Date, Stockmans and each Stockmans Subsidiary have insured their business and real and personal property against all risks of a character usually insured against, including but not limited to financial institution bond, directors and officers liability, property and casualty and commercial liability insurance, with customary amounts of coverage, deductibles and exclusions by reputable insurers authorized to transact insurance in the State of California and such other jurisdictions where they do business or own or lease property. Stockmans and each Stockmans Subsidiary are in material compliance with all existing insurance policies and have not failed to give timely notice of, or present properly, any material claim thereunder of which Stockmans has Knowledge. Section 4.19 of the Stockmans Disclosure Schedule includes a list of all insurance policies in force as of the date hereof with respect to Stockmans’ and Stockmans Bank’s business and real and personal property. No insurer has advised Stockmans or any Stockmans Subsidiary that it intends to materially reduce coverage or materially increase any premium under any such policy or that coverage is not available (or that it will contest coverage) for any material claim made against Stockmans or any Stockmans Subsidiary.

     4.20 Intellectual Property. Stockmans and Stockmans Subsidiaries own or have valid licenses to use all Intellectual Property that is material to their business taken as a whole, and have not received written notice of infringement or violation of any Intellectual Property which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect with respect to Stockmans.

     4.21 Contracts and Agreements. Section 4.21 of the Stockmans Disclosure Schedule is a list of each Contract (i) that would be a “material contract” (as such term is defined in Item 601(b)(10) of SEC Regulation S-K and assuming Stockmans has securities registered under the Exchange Act); (ii) to which Stockmans or any Stockmans Subsidiary is a party or to which any of their properties are subject that individually or together with all related Contracts involve a payment after the date of this Agreement by Stockmans or any Stockmans Subsidiary in excess of $100,000; (iii) would prohibit or materially delay the consummation of the Holding Company Merger or the Bank Merger or any of the transactions contemplated by this Agreement; (iv) would entitle any present or former director, officer employee or agent of Stockmans or any Stockmans Subsidiary to indemnification from Stockmans or any Stockmans Subsidiary; (v) limits the ability of the Stockmans or any Stockmans Subsidiary from competing in any line of business, in any geographic area or with any person, or which requires referrals of business or requires Stockmans or any Stockmans Subsidiary to offer products or services of any other person on a priority or exclusive basis; (vi) gives rise to any benefits to any other person as a result of the consummation of the Holding Company Merger or the Bank Merger; or (vii) is with current officers and directors and any persons who have been an officer or director of Stockmans or Stockmans Bank within the past three years, other than Contracts relating to deposits or Loans that are fully performing in accordance with their terms, and the terms of which are no more favorable than those available to unaffiliated parties made at or about the same time (collectively, “Material Contracts”).

     Each Material Contract is valid and binding on Stockmans or the Stockmans Subsidiary (as the case may be) that is a party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither Stockmans nor any Stockmans Subsidiary is in material default or breach, and there has not occurred any event which with notice or lapse of time would constitute a material breach or default by any such entity, under any Material Contract, and to the Knowledge of Stockmans, except with respect to loan agreements or notices with Stockmans Bank customers reflected in Stockmans Bank’s delinquent loan reports, no other party thereto is in material default thereof. Except as disclosed in Section 4.21 of the Stockmans Disclosure Schedule, no consent or approval by the other parties to any Material Contract is required by reason of this Agreement to maintain such oral or written contracts, agreements or leases in effect.

     4.22 Employee Benefits.

          (a) Each Employee Benefit Plan sponsored or maintained by Stockmans, or any entity which is considered one employer with Stockmans as determined under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”), is disclosed in Section 4.22(a) of the Stockmans Disclosure Schedule. Neither Stockmans nor any ERISA Affiliate maintains nor sponsors any other pension, profit sharing, thrift, savings, bonus, retirement, vacation, life insurance, health insurance, severance, salary continuation, sickness, disability, medical or death benefit plans, whether or not subject to ERISA. There are no other compensation, employment, stock options, stock incentive, stock appreciation, stock purchase agreements, life, health, accident or other insurance, bonus, deferred or incentive compensation, change-in-control, severance or separation, salary continuation, profit sharing, retirement, or employee fringe benefit policies or arrangements of any kind that could result in the payment to any current or former employees, directors, consultants or any of their beneficiaries of Stockmans or Stockmans Bank of any money or other property.

          (b) The only “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) sponsored or maintained by Stockmans or any ERISA Affiliate, or to which Stockmans or any ERISA Affiliate contributes (“Welfare Benefit Plan”) or are required to contribute, are as set forth Section 4.22(b) of the Stockmans Disclosure Schedule.

          (c) Except as disclosed in Section 4.22(c) of the Stockmans Disclosure Schedule, there are no Contracts, agreements, arrangements, policies, plans, undertakings or commitments maintained or agreed to by either of Stockmans or any Stockmans Subsidiary or provision of any Employee Benefit Plan that, as a result of the consummation of transactions contemplated by this Agreement: (i) provide for or could result in the payment to any Stockmans or Stockmans Bank employee or director or former employee or director of any money or other property rights or (ii) would accelerate the vesting or payment of such amounts or rights to any such person. Except as set forth in Section 4.22(c) of the Stockmans Disclosure Schedule, no such payment or acceleration set forth in Section 4.22(c) of the Stockmans Disclosure Schedule could be characterized as an “excess parachute payment” within the meaning of Code Section 280G.

          (d) Except as set forth in Section 4.22(d) of the Stockmans Disclosure Schedule, neither Stockmans nor any ERISA Affiliate has maintained a single-employer pension benefit plan that is subject to title 1, subtitle B, part 3 of ERISA within six years of the date hereof (each, a “Pension Benefit Plan”). With respect to any such Pension Benefit Plan, the amount of liability for any contribution paid or owing with respect to such Pension Benefit Plan for the last or current plan year and the plan year in which the Effective Date occurs is set forth on Section 4.22(d) of the Stockmans Disclosure Schedule. Except as set forth in Section 4.22(d) of the Stockmans Disclosure Schedule, under each Pension Benefit Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Benefit Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Benefit Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Benefit Plan since the last day of the most recent plan year.

          (e) Stockmans and, to the Knowledge of Stockmans, all persons having fiduciary or other responsibilities or duties with respect to any Employee Benefit Plan, are, and have since inception been, in substantial compliance in all material respects with, and each such Employee Benefit Plan is and has been operated substantially in accordance with its provisions and in compliance with the applicable laws, rules and regulations governing such Employee Benefit Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the Internal Revenue Service under ERISA or the Code. Each Pension Benefit Plan and any related trust agreements or annuity contracts (or any other funding instruments) substantially comply both as to form and operation, with the provisions of ERISA and the Code (including Section 410(b) of the Code relating to coverage), where required in order to be tax-qualified under Section 401(a) or 403(a) or other applicable provisions of the Code, and all other applicable laws, rules and regulations;

all material governmental approvals for the Employee Benefit Plans have been obtained; and a favorable determination or opinion as to the qualification under the Code of each Pension Benefit Plan described in Section 4.22(d) of the Stockmans Disclosure Schedule has been made or given by the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or such letter or opinion has been applied for within the applicable remedial amendment period under Section 401(b) of the Code. No Employee Benefit Plan or Pension Benefit Plan is a “multi-employer pension plan,” as such term is defined in Section 3(37) of ERISA. To the Knowledge of Stockmans, all contributions or other amounts payable by Stockmans or Stockmans Bank as of the date hereof with respect to each Employee Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles and, to the extent applicable, Section 412 of the Code, and there are no pending or, to the Knowledge of Stockmans, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Employee Benefit Plan, or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect with respect to Stockmans.

          (f) Each Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in material compliance with the requirements of the claims procedure of the Code and ERISA. All reports required by any government agency and disclosures to participants with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely made or filed. Each Employee Benefit Plan is in material compliance with the governing instruments and applicable federal or state law. In particular, but without limitation, each Welfare Benefit Plan is in material compliance with federal law, including without limitation the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Except as set forth in Section 4.22(f) of the Stockmans Disclosure Schedule, no Employee Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors of Stockmans or any ERISA Affiliate beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) any deferred compensation benefits fully accrued as liabilities on the books of Stockmans or any ERISA Affiliate or (iv) benefits the full cost of which is borne by the current or former employee or director (or beneficiary thereof).

          (g) Neither Stockmans nor, to the Knowledge of Stockmans, any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service) or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or (d) of the Code or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service, in each case which would, individually, or in the aggregate, have or be reasonably expected to have a Material Adverse Effect with respect to Stockmans. To the Knowledge of Stockmans, neither Stockmans nor any ERISA Affiliate has engaged in a transaction in connection with which Stockmans or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

          (h) Complete and correct copies of the following documents have been furnished to Company:

                (1) Each current Employee Benefit Plan and any related trust agreements;

                (2) The most recent summary plan description of each current Employee Benefit Plan for which a summary plan description is required under ERISA;

                (3) The most recent determination or opinion letters of the Internal Revenue Service with respect to the qualified status of the current Pension Benefit Plan;

                (4) Annual Reports (on Form 5500 series) required to be filed by Stockmans or Stockmans Bank with any governmental agency for the last two calendar years;

                (5) Financial information which identifies to the Knowledge of Stockmans (x) all material claims arising under any Employee Benefit Plan, (y) all claims presently outstanding against any Employee Benefit Plan (other than normal claims for benefits), and (z) a description of any material future compliance action required with respect to any Employee Benefit Plan under ERISA, or federal or state law; and

                (6) Any actuarial reports and PBGC Forms 1 for the last two years.

          (i) Except as set forth in Section 4.22(i) of the Stockmans Disclosure Schedule, to Stockmans’ Knowledge neither Stockmans nor Stockmans Bank has (i) granted to any person an interest in a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code or (ii) modified the terms of any “nonqualified deferred compensation plan” in a manner that could cause an interest previously granted under such plan to become subject to the tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code.

          (j) Section 4.22(j) of the Stockmans Disclosure Schedule is a list of all STEPS awards allotted to each employee of Stockmans or a Stockmans Subsidiary.

     4.23 Labor and Employment. There is no labor strike, material dispute, slowdown or stoppage pending or, to the Knowledge of Stockmans, threatened against Stockmans or Stockmans Bank, and to the Knowledge of Stockmans there is no attempt to organize any employees of Stockmans or Stockmans Bank into a collective bargaining unit.

     4.24 Allowance for Loan Losses. Stockmans’ allowance for loan losses, as established from time to time, equals or exceeds the amount required of Stockmans and Stockmans Bank as determined (i) by internal policies and procedures of Stockmans and Stockmans Bank for determining the allowance for loan losses; (ii) by applicable bank regulatory agencies; and (iii) pursuant to GAAP. Since June 30, 2007, Stockmans has not reversed any provision taken for loan losses reported in the Stockmans Financial Statements. Stockmans and Stockmans Bank have properly accounted for all impaired loans in accordance with internal policies of Stockmans and Stockmans Bank and in accordance with SFAS 114.

     4.25 Investment Securities; Repurchase Agreements. Each of Stockmans and Stockmans Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Stockmans or its Subsidiaries. Stockmans and Stockmans Bank have valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Such securities are valued on the books of Stockmans in accordance with GAAP in all material respects.

     4.26 Shareholder List. The list of shareholders of Stockmans, provided to Company, is a true and correct list of the names, addresses and holdings of all record holders of Stockmans Common Stock as of the date of such list.

     4.27 Interests of Directors and Others. Except as disclosed in the Stockmans Public Reports, no officer or director of Stockmans or Stockmans Bank has any material interest in any assets or property (whether real or personal, tangible or intangible), of or used in the business of Stockmans or Stockmans Bank other than as an owner of outstanding securities or deposit accounts of Stockmans or Stockmans Bank, or as borrowers under loans fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time.

     4.28 Stockmans Disclosure Schedule to this Agreement. The information contained in the Stockmans Disclosure Schedule to this Agreement prepared by or on behalf of Stockmans or Stockmans Bank constitutes additional representations and warranties made by Stockmans hereunder and is incorporated herein by reference. The copies of documents furnished as part of the Stockmans Disclosure Schedule are true and correct copies and include all amendments, supplements and modifications thereto and all written waivers applicable thereunder.

     4.29 Brokers and Finders. Stockmans has received the opinion of Howe Barnes Hoefer Arnett to the effect that, as of the date hereof, the Per Share Consideration is fair to the holders of Stockmans Common Stock from a financial point of view. Except for the fees and related costs set forth on Section 4.29 of the Stockmans Disclosure Schedule, no action has been taken by Stockmans that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

     4.30 Bank Secrecy Act; Patriot Act; Transactions with Affiliates. Neither Stockmans nor Stockmans Bank has received written notice of any regulatory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. § 5322 et seq.) or related state or federal anti-money-laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. Stockmans and Stockmans Bank have adopted such procedures and policies as are necessary or appropriate to comply with Title III of the USA Patriot Act and, to Stockmans’ Knowledge, Stockman and Stockmans Bank are in compliance with such law in all material respects. Stockmans has no covered transactions with affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

     4.31 Risk Management Instruments. Neither Stockmans nor Stockmans Bank is a party to or has agreed to enter into any interest rate swaps, caps, floors, collars, option agreements, or any exchange traded or over-the-counter equity, foreign exchange traded or other swap, cap, floor, collar, option or futures contract. Neither Stockmans nor Stockmans Bank owns any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives,” or (ii) could have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes.

5. Representations and Warranties of Company and Bank

     Except as disclosed in one or more schedules to this Agreement delivered to Stockmans prior to execution of this Agreement (the “Company Disclosure Schedule”), Company and Bank represent and warrant to Stockmans as follows:

     5.1 Organization, Existence, and Authority. Company is a corporation duly organized and validly existing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted and as proposed to be conducted. Bank is a bank duly organized, validly existing, and in good standing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted and as proposed to be conducted. Each of Company and Bank are qualified to do business and is in good standing in every jurisdiction in which such qualification is required except where the failure to so qualify or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company.

     5.2 Authorized and Outstanding Stock, Options, and Other Rights. The authorized capital stock of Company consists of (i) 1,000,000 shares of preferred stock, with no par value per share, of which 11,000 shares are designated as Series A and issued and outstanding, and (ii) 50,000,000 shares of common stock, with no par value per share, of which 16,994,363 shares were outstanding as of the close of business on September 30, 2007, all of which are validly issued, fully paid and nonassessable. The authorized capital stock of Bank consists of 10,000,000 shares of common stock with no par value per share, of which 4,857,540 shares are outstanding, all of which are validly issued, fully paid and nonassessable and all of which are held by Company. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Company shareholders may vote are issued or outstanding. Other than as disclosed in the Company Public Reports or Section 5.2 of the Company Disclosure Schedule, no subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of Company or any Company Subsidiary, or which enable or require Company to acquire shares of its capital stock or other investment securities issued by Company or any Company Subsidiary from any holder, are authorized, issued or outstanding. No grant of an option to purchase Company Common Stock involved any backdating.

5.3 Public Reports; Sarbanes-Oxley Compliance.

          (a) Since January 1, 2004, Company has timely filed with the SEC all Company Public Reports required to be filed, and Bank has timely filed with the FDIC and the Oregon Director all Bank Call Reports required to be filed.

          (b) The financial statements included in the Company Public Reports have been prepared in accordance GAAP, consistently applied, and fairly present the financial position and results of operation of Company and its subsidiaries on the dates and for the periods covered thereby.

          (c) As of their respective dates, all Company Public Reports and Bank Call Reports complied in all material respects with all requirements applicable to such filing. As of their respective dates, the Company Public Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. (d) In the Company Public Reports, Company has disclosed all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) effected by Company or any Company Subsidiaries since January 1, 2004.

          (e) Moss Adams LLP is and has been throughout the periods covered by the Company Public Reports (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to Company within the meaning of SEC Regulation S-X, and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. The definitive proxy statements of Company electronically filed with the SEC and Section 5.3 of the Company Disclosure Schedule list all non-audit services performed by Moss Adams LLP for Company and Company Subsidiaries since January 1, 2004 through the date hereof.

          (f) Company and the Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. Company has implemented “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act). Company has implemented “disclosure controls and procedures” reasonably designed to ensure that all information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the SEC, and that such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure.

          (g) Each Company Public Report that was required to be accompanied by the certifications contemplated by Item 601 of Regulation S-K was so accompanied, and at the time of filing or submission of each such certification, such certification complied with such item and was accurate in all material respects as of the date of such certificate.

          (h) The audit committee of the Company Board of Directors has established procedures for the receipt, retention and treatment of complaints regarding the accounting, internal accounting controls, and auditing matters and the confidential, anonymous submission by employees of Company of concerns regarding questionable accounting or auditing practices. No attorney representing Company or any Company Subsidiary, whether or not employed by Company or any Company Subsidiary, has reported “evidence of a material violation” (within the meaning of Part 205 of the Standards of Professional Conduct for Attorneys Appearing and

Practicing Before the Commission in the Representation of an Issuer) by Company or any of its officers, directors, employees or agents to the Company Board of Directors or any committee thereof, to Company’s chief legal officer, or to Company’s chief legal officer and chief executive officer. Section 5.3 of the Company Disclosure Schedule lists all investigations conducted since January 1, 2004 of any reported “evidence of a material violation” by Company or any of its officer, directors, employees or agents and all Company audit committee investigations conducted prior to the date hereof of complaints by Company employees regarding accounting, internal accounting controls or auditing matters.

          (i) Company is in compliance in all material respects with all current listing and corporate governance requirements of the NASDAQ Capital Market, and is in compliance in all material respects with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC.

     5.4 Articles of Incorporation, Bylaws, Minutes. The copies of the articles of incorporation and the bylaws of each of Company and Bank delivered to Stockmans are true and correct copies of the articles of incorporation and bylaws of Company and Bank, as the case may be, as amended as of the date hereof. Neither Company nor Bank is in violation of any provision of its articles of incorporation or bylaws. Company has delivered to Stockmans copies of the minute books of Company and Bank from January 1, 2004 through the date hereof. The minute books of Company and Bank, including those that will be made available to Stockmans for its review, contain minutes of all meetings and all consents evidencing actions taken without a meeting by its Board of Directors (and any committees thereof) and by its shareholders that are accurate in all material respects. Notwithstanding the foregoing, minutes of executive sessions conducted by the boards and committees of Company and Bank will not be provided to Stockmans, and minutes provided will be redacted to eliminate confidential strategic discussions.

     5.5 Shareholder Reports. Company has delivered to Stockmans copies of all of Company’s reports and other written communications to shareholders since January 1, 2005, including all proxy statements and notices of shareholder meetings, to the extent such reports and communications have not been electronically filed with the SEC. No such Company communication, at the time filed, furnished or communicated, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

     5.6 Books and Records. The books and records of Company and Bank accurately reflect in all material respects the transactions and obligations to which it is a party or by which it or its properties are bound or subject. Such books and records comply and have been and are being maintained in all material respects in accordance with applicable legal, regulatory and accounting requirements and in accordance with GAAP.

     5.7 Legal Proceedings. Section 5.7 of the Company Disclosure Schedule lists, as of the date hereof, all actions, suits, proceedings, claims or governmental investigations pending or, to the Knowledge of Company, threatened against or affecting Company or any Company Subsidiary before any court, administrative officer or agency, other governmental body, or arbitrator that Company has received notice of or, to the Knowledge of the Company, have been threatened, since June 30, 2007. Except for regulatory examinations conducted in the normal course of regulation of Company and Company Subsidiaries, there are no actions, suits, proceedings, claims or governmental investigations pending or, to the Knowledge of Company, threatened against or affecting Company or any Company Subsidiary before any court, administrative officer or agency, other governmental body, or arbitrator that, if determined adversely to Company or an Company Subsidiary, would reasonably be expected to result individually or in the aggregate in any Material Adverse Effect with respect to Company or any Company Subsidiary or to materially hinder or delay the consummation of the transactions contemplated by this Agreement.

     5.8 Compliance with Laws and Regulations. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Company:

          (a) The conduct by each of Company and Bank of its respective business and the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of Company, any foreign laws, statutes, ordinances, rules or regulations, including, but without limitation, with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth-in-Lending Act, Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974.

          (b) All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of either Company or Bank, as held in its portfolios, or as sold with recourse into the secondary market since January 1, 2004, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Each of them has been executed and delivered in compliance, in form and substance, with any and all federal, state or local laws applicable to Company or Bank, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the FRB, laws and regulations providing for nondiscriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits; and all such contracts or commitments have been administered in compliance with all applicable federal, state or local laws or regulations.

          (c) All Uniform Commercial Code filings, or filings of trust deeds, or of liens or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts related to such filings and documents have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

          (d) All Loan files of Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

          (e) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Bank in material formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any material security interest, or exposure to meritorious lawsuits or other proceedings against Company or Bank, with respect to any such material security interest, has been or will be suffered or incurred by Company or Bank.

          (f) Neither Company nor Bank is in material violation of any applicable services or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by Company or Bank or as to which either has sold to other investors, and with respect to such loans neither Company nor Bank has done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantees or commitments of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended.

          (g) Bank has not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

          (h) Bank has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

     5.9 Environmental Matters. To the Knowledge of Company, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Company, neither Company nor any Company Subsidiary, nor any other person having an interest in any property which Company or any Company Subsidiary owns or leases, or has owned or leased, or in which either holds any security interest, mortgage, or other liens or interest including but not limited to as beneficiary of a deed of trust (“Company Property”), has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from such Company Property. To the Knowledge of Company, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Company, there has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material on any Company Property; (ii) condition that could result in any use, ownership or transfer restriction; or (iii) condition of nuisance on or from Company Property. During the past six years, neither Company nor any Company Subsidiary has received any written notice of a condition that could reasonably be expected to give rise to any private or governmental suit, claim, action, proceeding or investigation against Company, any Company Subsidiary, any such other person or such Company Property as a result of any of the foregoing events or has Knowledge of any condition that could reasonably be expected to give rise to any such material private or governmental suit, claim, action, proceeding or investigation.

     5.10 Contingent and Other Liabilities. Section 5.10 of the Company Disclosure Schedule is a list, to the Knowledge of Company and as of the date hereof, of all contingent and other liabilities reasonably expected to be in excess of $250,000 which are not set forth or reflected in other Sections of the Company Disclosure Schedule, in the Company Public Reports or in the Bank Call Reports. Except as set forth in any financial statements (including the notes thereto) included in any Company Public Reports, neither Company nor any Company Subsidiary has any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Company.

     5.11 No Material Adverse Effects. Since June 30, 2007 through the date hereof, (a) there has been no event or occurrence that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Company; (b) no cash, stock or other dividends, or other distributions with respect to capital stock, have been declared or paid by Company except semi-annual cash dividends, nor has Company purchased or redeemed any of its shares except in accordance with Company’s stock repurchase program; and (c) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any asset material to Company or Bank.

     5.12 Regulatory Approvals Required. The nature of the business and operations of Company and each of the Company Subsidiaries does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit any of them to perform their obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of Company or any Company Subsidiary, or any material loss or disadvantage to their business, as a result of consummation of the Holding Company Merger or the Bank Merger, except for:

          (a) approval from, or waiver of jurisdiction by, the Oregon Director, FDIC and California DFI of the Bank Merger;

          (b) approval from, or waiver of jurisdiction by, the FRB of the Holding Company Merger;

          (c) filing of the Holding Company Plan of Merger and Articles of Merger with the Oregon Secretary of State and California Secretary of State;

          (d) filing and effectiveness of the S-4 Registration Statement of which the Proxy Statement is a part, under the Securities Act;

          (e) registration with, the issuance of permits from, or the perfection of exemptions from registration from applicable state blue sky administrators of the Company Common Stock to be issued to Stockmans shareholders; and

          (f) approval by the NASDAQ Stock Market of the listing application relating to the Company Common Stock to be issued in connection with the Holding Company Merger.

     As of the date hereof, Company has no Knowledge of any reason why the approvals set forth in this Section 5.12 and in Section 9.4 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 9.4.

     5.13 Corporate and Shareholder Approval of Agreement, Binding Obligations. Company and Bank each has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by the Board of Directors of each of Company and Bank. Other than the approval of the transactions contemplated hereby by Company’s shareholders and the Bank’s sole shareholder, no other corporate action on the part of Company is required to authorize this Agreement or the Holding Company Plan of Merger or Bank Plan of Merger or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Company and Bank and, assuming the accuracy of Stockmans’ representations and warranties, constitutes the legal, valid and binding obligation of each of them enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     5.14 No Defaults from Transaction. Subject to compliance with the matters referred to in Section 5.12, neither the execution, delivery and performance of this Agreement and the Holding Company Plan of Merger or Bank Plan of Merger by Company and Bank, as the case may be, nor the consummation of the transactions contemplated thereby will conflict with, result in any breach or violation of, or result in any default or any acceleration of performance under, or will result in the declaration or imposition of any lien, charge or encumbrance upon any of the assets of Company or any Company Subsidiary under, any of the terms, conditions or provisions of (a) Company’s or Bank’s respective Articles of Incorporation or respective Bylaws, (b) any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or (c) any contract, agreement or instrument to which any of Company or Bank is a party or by which any of Company or Bank is bound, except in the case of clauses (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or to materially hinder or delay the consummation of the transactions contemplated by this Agreement.

     5.15 Taxes and Tax Returns. Company and Company Subsidiaries have filed all material federal, state and other income, franchise or other tax returns, required to be filed by them; each such return is complete and accurate in all material respects; and all Taxes and related interest and liabilities to be paid in connection therewith have been paid or adequate reserve has been established for the timely payment thereof. Company and Bank have timely and accurately filed all material currency transaction reports required by the Bank Secrecy Act, as amended, and have timely and accurately filed all material required information returns and reports, including without limitation Forms 1099. Company has not received notice of any federal, state or other income, franchise or other tax assessment or notice of a deficiency to date that has not been paid or for which adequate reserve has not been provided, and the Officers of Company have no Knowledge of any pending or threatened (in writing) audit or investigation of Company or Bank with respect to any Tax liabilities. There are currently no agreements in effect with respect to Company or Bank to extend the period of limitations for assessment or collection of any Tax. Company has delivered to Stockmans true and correct copies of Company’s tax returns, including any unconsolidated or uncombined federal and state income or franchise tax returns, for the years 2005 and 2006.

     5.16 Insurance. For each of the past three calendar years and continuing through the date of this Agreement, Company and each of the Company Subsidiaries have insured their business and real and personal property against all risks of a character usually insured against, including but not limited to financial institution bond, directors and officers liability, property and casualty and commercial liability insurance, with customary amounts of coverage, deductibles and exclusions by reputable insurers authorized to transact insurance in the State of Oregon and such other jurisdictions where they operate or own property. Company and each of the Company Subsidiaries are in material compliance with all existing insurance policies and have not failed to give timely notice of, or present properly, any material claim thereunder of which Company has Knowledge. Section 5.16 of the Company Disclosure Schedule, includes a list of all insurance policies in force as of the date hereof with respect to Company’s and each of the Company Subsidiaries’ business and real and personal property.

     5.17 Contracts and Agreements. Neither Company nor any Company Subsidiary is in material default or breach, and there has not occurred any event which with notice or lapse of time would constitute a material breach or default by any such entity, under any material contract, agreement, instrument, lease or understanding and, except with respect to loan agreements or notices with Bank customers reflected in Company’s delinquent loan reports, to the Knowledge of Company no other party thereto is in material default thereof. No consent or approval by the other parties to any such material contract is required by reason of this Agreement to maintain such oral or written contracts, agreements, instruments or leases in effect.

     5.18 Allowance for Loan Losses. Company’s allowance for loan losses, as established from time to time, equals or exceeds the amount required of Company and Bank as determined (i) by internal policies and procedures of Company and Bank for determining the reserve for loan losses; (ii) by applicable SEC rules and guidance; (iii) by applicable bank regulatory agencies; and (iv) pursuant to GAAP. Since June 30, 2007, Company has not reversed any provision taken for loan losses reported in the Company Public Reports. Company and the Bank have properly accounted for all impaired loans in accordance with internal policies and with SFAS 114.

     5.19 Interests of Directors and Others. Except as disclosed in any Company Public Reports, no officer or director of Company or Bank has any material interest in any assets or property, whether real or personal, tangible or intangible, of or used in the business of Company or any Company Subsidiaries, other than as an owner of outstanding securities or deposit accounts of Company or Bank, as borrowers under loans fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time.

     5.20 Company Disclosure Schedule to this Agreement. The information contained in the Company Disclosure Schedule to this Agreement prepared by or on behalf of Company constitutes additional representations and warranties made by Company hereunder and is incorporated herein by reference. The copies of documents furnished as part of the Company Disclosure Schedule are true and correct copies and include all amendments, supplements, and modifications thereto and all written waivers applicable thereunder.

5.21 Brokers and Finders.. Company has received the opinion of D.A. Davidson &
Co. to the effect that, as of the date hereof, the Per Share Consideration is fair to the holders of
Company Common Stock from a financial point of view. Except for the fees and related costs payable to D.A. Davidson & Co., no action has been taken by Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

     5.22 Bank Secrecy Act; Patriot Act; Transactions with Affiliates.Company has not received written notice of any regulatory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. § 5322 et seq.) or related state or federal anti-money-laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. Company has adopted such procedures and policies as are necessary or appropriate to comply with Title III of the USA Patriot Act and, to Company’s Knowledge, is in compliance with such law in all material respects. As of September 30, 2007, Company has no covered transactions with affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

     5.23 Subsidiaries. Since June 30, 2007, Company has not organized or incorporated any Company Subsidiary that was not in existence prior to such date.

6. Covenants of Stockmans.

   6.1 Certain Actions. Except as expressly provided for in this Agreement or as otherwise setforth in the Stockmans Disclosure Schedule 6.1, during the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Stockmans covenants to Company for itself and on behalf of Stockmans Bank, that, without first obtaining the written approval of Company, which approval shall not be unreasonably withheld or delayed beyond 10 business days:

          (a) It shall not amend Stockmans’ Articles of Incorporation or Bylaws or approve any amendment to Stockmans Bank’s Articles of Incorporation or Bylaws;

          (b) It shall not declare or pay any dividend or make any other distribution with respect to capital stock, or redeem, repurchase or otherwise acquire or agree to acquire any of Stockmans’ or any Stockmans Subsidiaries’ stock; or make or commit to make any other distribution on any capital stock to Stockmans’ or any Stockmans Subsidiaries’ shareholders; provided that this Section 6.1(b) shall not preclude (i) the ordinary course payment of dividends by Stockmans Bank to Stockmans the primary purpose of which is to fund the ongoing operations of Stockmans, consistent in timing and amount with past practice; (ii) the payment by Stockmans of its regular $1.00 per share cash dividend to shareholders paid in the month following each quarter, except that, if the Effective Date (w) is on or before January 31, 2008, Stockmans shall not pay its regular quarterly cash dividend for the fourth quarter (customarily paid in January of each year) of 2007, (x) is after January 31, 2008 but before March 1, 2008, Stockmans may pay a cash dividend of $1.00 per share anytime during such period; (y) is on or after March 1 but before April 1, 2008, Stockmans may pay in addition to the $1.00 per share dividend a further cash dividend of $221,000 ($0.2446 per share) during March and before the Effective Date or (z) if the Effective Date is on or after April 1, 2008, Stockmans may pay the $1.00 per share dividend in February 2008 and a second cash dividend of $1.00 per share prior to the Effective Date.

          (c) It shall not issue, sell, or deliver; agree to issue, sell or deliver; or grant or agree to grant: (i) any shares of any class of stock of Stockmans or of any Stockmans Subsidiary; (ii) any securities convertible into any of such shares; or (iii) any options, warrants, or other rights to purchase such shares;

          (d) It shall not, except in the ordinary course of business, borrow or agree to borrow any funds or Knowingly incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any liabilities of any other person;

          (e) It shall not cancel or agree to cancel any debts or claims having a value in excess of $50,000;

          (f) It shall not, except in the ordinary course of business, lease, sell or transfer, agree to lease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any material assets, property or rights, or make or permit any amendment or termination of any Material Contract; or mortgage, pledge or subject to a lien or any other encumbrance (other than a Permitted Lien) any of its material assets, tangible or intangible;

          (g) It shall not willfully violate, commit a breach of or default under any Material Contract to which it is a party or to which any of its assets may be subject;

          (h) It shall not Knowingly violate any applicable law, regulation, ordinance, order, injunction or decree of any other requirements of any governmental body or court, relating to its assets or business;

          (i) It shall not: (i) other than as affirmatively required by written agreements in effect on the date of this Agreement, increase or agree to increase the compensation payable to any officer, director, employee or agent of Stockmans or Stockmans Bank that is a party to a severance, employment, supplemental executive retirement, salary continuation, consulting or similar agreement; (ii) increase or agree to increase the salary payable to any officer, director, employee or agent of Stockmans or Stockmans Bank, other than annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices but not exceeding 5% in the aggregate or 5% for any individual employee (each based upon the September 30, 2007 aggregate salary figures delivered to Company); (iii) pay any discretionary or incentive bonuses, except regular quarterly cash payments under the STEPS plan, without the prior consent of Company through its Chief Executive Officer, which shall not be unreasonably withheld; (iv) enter into any Contract with an officer, director, employee, consultant or agent of Stockmans or Stockmans Bank; (v) enter into any Contract providing for severance payments upon termination of employment or upon the occurrence of any other event including but not limited to the consummation of the Holding Company Merger or Bank Merger; (vi) make, or commit to make, any stay, retention or conversion bonus without the prior consent of Company through its Chief Executive Officer, which consent shall not be unreasonably withheld; (vii) enter into or make any material change in any Employee Benefit Plan except as required by law; (viii) pay any incentive or bonus compensation for a partial year of service except as required by the STEPS plan; or (ix) amend its separation pay policy provided to Company except to provide for the option of Stockmans or Stockmans Bank to pay separation pay in a lump sum.

          (j) It shall not, except in the ordinary course of business through foreclosure or transfer in lieu thereof in the collection of Loans, acquire control of or any other ownership interest in any other corporation, association, joint venture, partnership, business trust or other business entity; acquire control or ownership of all or a substantial portion of the assets of any of the foregoing; merge, consolidate or otherwise combine with any other corporation; or enter into any agreement providing for any of the foregoing except in connection with the enforcement of bona fide security interests;

          (k) It shall not acquire an ownership or leasehold interest in any real property whether by foreclosure, deed in lieu of foreclosure or otherwise without making an environmental evaluation that, in its opinion, is reasonably appropriate;

          (l) It shall not make any payment in excess of $50,000 in settlement of any pending or threatened legal proceeding involving a claim against Stockmans or any Stockmans Subsidiary;

          (m) It shall not engage in any activity or transaction (i) which is other than in the ordinary course of business including the sale of any properties, securities, servicing rights, loans or other assets except as specifically contemplated hereby or (ii) which it engages with Knowledge and which would reasonably be expected to have a Material Adverse Effect with respect to Stockmans or to materially adversely delay the ability of Company, Bank, Stockmans or Stockmans Bank to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities required for the Mergers or to perform its covenants or agreements under this Agreement on a timely basis;

           (n) It shall not acquire, open, consolidate or close any office or branch;

          (o) It shall not make or commit to make any capital expenditures, capital additions or capital improvements involving an amount in excess of $50,000 without the prior consent of Company through its Chief Executive Officer, which shall not be unreasonably withheld, conditioned or delayed;

          (p) It shall not (i) make, renew, commit to make, or materially modify any loan over $1,000,000 or a series of loans or commitments over $1,000,000 to any person or group of related persons, or renew, modify, amend or advance additional funds (except under preexisting commitments) on loans or to borrowers on Stockmans Bank loan watch lists, without in each case furnishing to Company, within three (3) business days after such approval, a copy of the report provided to such Stockmans Bank’s loan committee, or (ii) extend the loan maturity on any loan risk-rated substandard or worse beyond June 30, 2008, or six months following the expected Effective Date, whichever is later, or extend the loan maturity on any loan on non-accrual beyond March 31, 2008, or three months following the expected Effective Date, whichever is later;

          (q) Except for booking loans committed prior to the date and renewals of previously disclosed indebtedness of this Agreement, it shall not enter into or modify any agreement, which alone or together with all similar arrangements exceeds $250,000, with any director or officer of Stockmans or Stockmans Bank, any person who, to the Knowledge of

Stockmans, owns more than five percent (5%) of the outstanding capital stock of Stockmans or any business or entity in which such director, officer or beneficial owner has an ownership interest in excess of ten percent (10%) without furnishing a copy of the report provided to the Stockmans Bank’s loan committee to Company within three (3) business days after such approval;

          (r) It will not reverse any provision taken for loan losses reported in the Stockmans Financial Statements;

          (s) It will not sell any investment securities at a gain except as necessary to provide liquidity, consistent with past practices;

          (t) It shall not take any action or cause to be taken any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (u) It shall not enter into any agreements with shareholders or any amendment to any existing shareholders agreement; and

          (v) It shall not enter into, renew, amend or terminate, without the prior written consent of Company which shall not be unreasonably withheld, any Contract: (i) in excess of $50,000, (ii) for a term of one year or more; or (iii) that contains a penalty for early termination.

     6.2 No Solicitation. Between the date hereof and the earlier of the Effective Date or the termination of this Agreement, neither Stockmans nor Stockmans Bank shall, and they shall cause their officers, directors, employees and other agents not to, directly or indirectly initiate contact with any person or entity in an effort to solicit any Alternative Acquisition Transaction. Between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Stockmans shall not authorize or knowingly permit any officer, director, employee or any other person representing or retained by Stockmans or Stockmans Bank to directly furnish or cause to be furnished any non-public information concerning its business, properties, or assets to any person or entity in connection with any bona fide Alternative Acquisition Transaction other than to the extent specifically authorized by its Board of Directors in the good faith exercise of its fiduciary duties after consultation with its legal counsel. Stockmans shall promptly orally notify Company, followed by written notice, of any Alternative Acquisition Transaction, whether oral or written, communicated by any Person to Stockmans, or any indication from any Person that such a Person is considering making any Alternative Acquisition Transaction.

     6.3 Filing Reports and Returns, Payment of Taxes. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Stockmans shall duly and timely file and Stockmans Bank shall duly and timely file (by the due date or any duly granted extension thereof), accurate and complete copies, in compliance in all material respects with all requirements applicable to such filing, of all material reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the FRB, FDIC or California DFI and all required Tax returns and will promptly furnish copies thereof to Company. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, each of Stockmans and Stockmans Bank shall promptly pay all Taxes and assessments indicated by Tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all Taxes and other assessments which are required by law to be so withheld or collected.

     6.4 Preservation of Business. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Stockmans shall use its commercially reasonable efforts: (i) to preserve intact its and Stockmans Bank’s business organization, (ii) to preserve its and Stockmans Bank’s relationships and goodwill with customers, employees and others having business dealings with it and Stockmans Bank, (iii) to keep available the services of its and Stockmans Bank’s present officers, agents and employees, (iv) to maintain its and Stockmans Bank’s assets in accordance with good business practices, and (v) to maintain existing insurance policies. Stockmans will not institute nor permit Stockmans Bank to institute any material novel or unusual change in its methods of management, lending policies, personnel policies, accounting, marketing, investments or operations. Stockmans shall not revoke its election to be taxed as an S corporation within the meaning of Code §1361 and §1362. Stockmans shall not take or allow any action other than the transactions contemplated by this Agreement that would result in the termination of Stockmans status as a validly electing S corporation within the meaning of Code §1361 and §1362.

     6.5 Commercially Reasonable Efforts. Stockmans will (and will cause the Stockmans Subsidiaries to) use its commercially reasonable efforts to obtain and to assist Company in obtaining all necessary approvals, consents and orders, including but not limited to approval of the FDIC, FRB, the Oregon Director and California DFI, to the transactions contemplated by this Agreement and the Plans of Merger. Subject to the terms and conditions set forth in this Agreement, Stockmans shall cooperate with Company and use (and shall cause each Stockmans Subsidiary to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Stockmans shall provide Company an opportunity to review in advance, and to the extent practicable will consult with Company and consider in good faith the views of Company in connection with, all of the information relating to Company and Company Subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Mergers and the other transactions contemplated by this Agreement. In exercising the foregoing rights, Company shall act reasonably and as promptly as practicable. Stockmans shall, upon request by Company, furnish Company with all information concerning itself, the Stockmans Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Stockmans, Company or any of the Company Subsidiaries or Stockmans Subsidiaries to any third party and/or any governmental entity in connection with the Mergers and the transactions contemplated by this Agreement.

Subject to applicable law, Stockmans shall keep Company apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing Company with copies of notices or other communications received by Stockmans or any Stockmans Subsidiary, from any third party and/or any governmental entity with respect to such transactions other than routine communications from employees and shareholders that do not indicate dissent from support of the transactions.

     6.6 Updating the Stockmans Disclosure Schedule. Stockmans shall, no later than fifteen (15) days prior to the anticipated Effective Date hereof, and thereafter as requested by Company, revise and supplement the Stockmans Disclosure Schedule hereto prepared by or on behalf of Stockmans to disclose any events or circumstances occurring after the date hereof that and prior to such fifteenth day, had such events or circumstances have occurred prior to the date hereof, would have been required to be included in the Stockmans Disclosure Schedule in order that Stockmans not have been in breach of a representation or warranty contained herein. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, promptly upon obtaining Knowledge of the occurrence of or the pending or threatened occurrence of any event which would reasonably be expected to cause or constitute a Material Adverse Effect with respect to Stockmans or materially adversely delay the ability of Company, Bank, Stockmans or Stockmans Bank to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities or to perform its covenants or agreements under this Agreement, Stockmans will give reasonably detailed written notice thereof to Company. Notwithstanding anything to the contrary contained herein, supplementation of the Stockmans Disclosure Schedule following the execution of this Agreement shall not be deemed a modification of Stockmans’ representations or warranties contained herein.

     6.7 Rights of Access. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Stockmans agrees to permit and cause Stockmans Bank to permit, Company, and its employees, agents and representatives, full access to the premises of Stockmans and Stockmans Bank on reasonable notice and to all books, files and records of Stockmans and Stockmans Bank, including but not limited to loan files and litigation files, and to furnish to Company such financial and operating data and other information with respect to the business and assets of Stockmans and Stockmans Bank as Company shall reasonably request, provided that the foregoing shall not require Stockmans and Stockmans Bank (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of Stockmans would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if Stockmans shall have used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of Stockmans or Stockmans Bank, as the case may be, or any Stockmans Subsidiary. All requests for information made pursuant to this Section 6.7 shall be directed to the chief executive officer or other person designated in writing by Stockmans. All such information shall be governed by the terms of the Confidentiality Agreement.

     6.8 Proxy Statement. Stockmans shall provide to Company such information with respect to Stockmans, Stockmans Bank and their respective businesses and such assistance as may be reasonably necessary to permit Company to file with the SEC a registration statement (the “S-4 Registration Statement”) covering the issuance of the shares of Company Common Stock required hereby (including a proxy statement to be used by Stockmans and Company to solicit proxies from their respective shareholders for meetings at which Stockmans shareholders will be asked to consider and vote on the principal terms of this Agreement (in its definitive form, the “Proxy Statement”)). Stockmans agrees, as to itself and any Stockmans Subsidiary, that none of the information supplied or to be supplied by it or any Stockmans Subsidiary for inclusion or incorporation by reference in (i) the S-4 Registration Statement and any amendment or supplement thereto will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Stockmans shareholder meeting to be held in connection with the Holding Company Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Stockmans and Company will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

     6.9 Availability of Reports; Communications. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Stockmans will deliver to Company reasonably promptly upon preparation copies of: (i) approved minutes of meetings of Stockmans’ and of Stockmans Bank’s shareholders, Board of Directors, and management or director committees; (ii) Stockmans Bank’s loan committee reports and reports of loan delinquencies, foreclosures and other adverse developments regarding loans; (iii) reports to Stockmans Bank’s loan committee regarding developments with respect to other real estate owned or other assets acquired through foreclosure or action in lieu thereof; (iv) minutes of executive sessions conducted by the boards and committees of Stockmans Bank and Stockmans redacted to eliminate matters protected by attorney-client privilege to the extent necessary to preserve such protection; and (v) all written communications to Stockmans shareholders.

     6.10 Shareholder Meeting. Stockmans will call a meeting of its shareholders to consider and approve the principal terms of this Agreement. Stockmans will deliver to its shareholders notice of the meeting, together with the Proxy Statement, in accordance with applicable California law. Provided that the representations and warranties of Company contained herein continue to be materially accurate, the Stockmans Board of Directors will recommend to the shareholders approval of this Agreement, the Holding Company Plan of Merger and the transactions contemplated hereby unless, after consulting with legal counsel, the Stockmans Board of Directors determines in good faith that its fiduciary duties otherwise require.

     6.11 Title Reports. Prior to the Effective Date, Stockmans will provide Company with either copies of existing title reports or a preliminary title report with respect to all real property owned by Stockmans and Stockmans Bank, including other real estate owned.

     6.12 Allowance for Loan Losses. Prior to the Effective Date, Stockmans will (i) make provisions to its allowance for loan, lease and credit losses that conform to its internal policies and procedures, regulatory requirements and GAAP; (ii) charge-off on a current basis all loans deemed to be uncollectible; and (iii) maintain appropriate classification and risk ratings for all loans.

     6.13 Agreements and Plans. Stockmans agrees to take or refrain from taking, or use its commercially reasonable efforts to effect or refrain from effecting, the actions set forth in Section 6.13 of the Stockmans Disclosure Schedule, within the time lines set forth therein.

     6.14 Other Actions. Stockmans covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to obtain required government and regulatory approvals for, and to otherwise take such other necessary and appropriate actions to consummate the transactions contemplated by this Agreement and the Plans of Merger.

     6.15 Financial Information and Accountant’s Consents.

     Stockmans shall deliver to Company as promptly as practicable, but not later than November 20, 2007, audited financial statements for 2006, 2005 and 2004 and unaudited financial statements for the nine-month periods ended September 30, 2007, and September 30, 2006, in such form as required by SEC Regulation S-X for inclusion in the S-4 Registration Statement, including Management’s Discussion and Analysis and all other items required by SEC Regulation S-K and statistical disclosures required by SEC Guide 3.

     (b) Stockmans shall furnish to Company such additional financial data concerning Stockmans and Stockmans Bank as Company may reasonably request, including any internal unaudited financial statements for the fiscal months ending after the date of this Agreement through the Effective Date and any interim unaudited financial statements required to update the S-4 Registration Statement.

     (c) Stockmans shall use reasonable efforts to cause their registered independent public accounting firm to provide the necessary information and consents required to do any other actions required in connection with the preparation and filing of the Registration Statement.

7. Covenants of Company.

    7.1 Certain Actions. Except as expressly provided for in this Agreement, during the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Company covenants, for itself and on behalf of any Company Subsidiary, that, without first obtaining the written approval of Stockmans, which approval shall not be unreasonably withheld:

          (a) It shall not amend its articles of incorporation or bylaws or approve any amendment to the articles of incorporation or bylaws of any Company Subsidiary in a manner that would materially adversely affect Stockmans, its shareholders or the transactions contemplated by this Agreement;

          (b) It shall not engage in any activity or transaction that is other than in the ordinary course of business, including the sale of any properties, securities, servicing rights, loans or other assets, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or to materially adversely delay the ability of Company, Bank, Stockmans or Stockmans Bank to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities required for the Mergers or to perform its covenants or agreements under this Agreement on a timely basis;

          (c) It shall not take any action or cause to be taken any action that would prevent or impede the Holding Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (d) It shall not willfully violate, commit a breach of or default under any material contract (as such term is defined in SEC Regulation S-K Item 601) to which it is a party or to which any of its assets may be subject;

          (e) It shall not Knowingly violate any applicable law, regulation, ordinance, order, injunction or decree of any other requirements of any governmental body or court, relating to its assets or business; and

          (f) It shall not declare or pay any cash dividend other than its regular quarterly dividend pursuant to its recently announced policy.

     7.2 Filing Reports and Returns, Payment of Taxes. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Company and Bank shall duly and timely file (by the due date or any duly granted extension thereof), accurate and complete copies, in compliance in all material respects with all requirements applicable to such filing, of all material reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the SEC, FRB, FDIC and the Oregon Director and all required federal, state and local tax returns will promptly furnish copies of reports and returns not available from the SEC’s web site to Stockmans. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, Company will promptly pay all Taxes and assessments indicated by tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all Taxes and other assessments which are required by law to be so withheld or collected.

     7.3 Preservation of Business. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Company shall use commercially reasonable efforts to preserve intact its business organization and its relationships and goodwill with its customers, employees and others having business dealings with it and those of Bank.

     7.4 Commercially Reasonable Efforts. Company will (and will cause the Company Subsidiaries to) use commercially reasonable efforts to obtain, and to assist Stockmans in obtaining, all necessary approvals, consents and orders, including but not limited to approvals of the FRB, FDIC, the Oregon Director and the California DFI, to the transactions contemplated by this Agreement and the Plans of Merger. Subject to the terms and conditions set forth in this Agreement, Company shall cooperate with Stockmans and use (and shall cause each Company Subsidiary to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Company shall provide Stockmans an opportunity to review in advance, and to the extent practicable will consult with Stockmans and consider in good faith the views of Stockmans in connection with, all of the information relating to Stockmans and Stockmans Subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Mergers and the other transactions contemplated by this Agreement. In exercising the foregoing rights, Stockmans shall act reasonably and as promptly as practicable. Company shall, upon request by Stockmans, furnish Stockmans with all information concerning itself, the Company Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Stockmans, Company or any of the Company Subsidiaries or Stockmans Subsidiaries to any third party and/or any governmental entity in connection with the Mergers and the transactions contemplated by this Agreement. Subject to applicable law, Company shall keep Stockmans apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing Stockmans with copies of notices or other communications received by Company or any Company Subsidiary, from any third party and/or any governmental entity with respect to such transactions.

     7.5 Updating the Company Disclosure Schedule. Company shall, no later than fifteen (15) days prior to the anticipated Effective Date hereof, revise and supplement the Company Disclosure Schedule hereto prepared by or on behalf of Company to disclose any events or circumstances occurring after the date hereof and prior to such fifteenth day, that had such events or circumstances occurred prior to the date hereof, would have been required to be included in the Company Disclosure Schedule in order that Company not have been in breach of a representation or warranty contained herein. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, promptly upon obtaining Knowledge of the occurrence or the pending or threatened occurrence of any event which would reasonably be expected to cause or constitute a Material Adverse Effect with respect to Company or materially adversely delay the ability of Company, Bank, Stockmans or Stockmans Bank to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities or to perform its covenants or agreements under this Agreement, Company will give reasonably detailed written notice thereof to Stockmans. Notwithstanding anything to the contrary contained herein, supplementation of the Company Disclosure Schedule following the execution of this Agreement shall not be deemed a modification of Company’s representations or warranties contained herein.

     7.6 S-4 Registration Statement. As soon as reasonably practicable after the date hereof, Company shall prepare and file with the SEC the S-4 Registration Statement including the Proxy Statement. Company agrees, as to itself and any Company Subsidiary, that none of the information supplied or to be supplied by it or any Company Subsidiary for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Stockmans and Company shareholders and at the times of the Stockmans and Company shareholder meetings to be held in connection with the

Holding Company Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Company and Stockmans will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

     7.7 Listing of Securities. Company shall, promptly following the execution of this Agreement, file with the NASDAQ Stock Market a listing application covering the Company Common Stock to be issued to the Stockmans shareholders and shall continue to take such steps as may be necessary to cause such Company Common Stock to be listed on the NASDAQ Capital Market on or before the Effective Date.

     7.8 Other Actions. Company covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to obtain required government and regulatory approvals and to otherwise accomplish this Agreement and the Plans of Merger.

     7.9 Employee Matters.

          (a) From and after the Effective Time, Company shall and shall cause Bank to honor in accordance with their terms as in effect immediately before the Effective Time (i) all written agreements entered into prior to the date hereof and set forth on Section 7.9(a) of the Stockmans Disclosure Schedule; provided, however, that such agreements shall be subject to any amendment or termination thereof that may be permitted by their terms or by Schedule 6.13, and (ii) all earned employee benefit or compensation obligations to current and former employees of Stockmans and the Stockmans Subsidiaries fully accrued as of the Effective Time.

          (b) From and after the Effective Time, for employees of Stockmans or Stockmans Bank who are employed by Company or Bank as of the Effective Time and who remain employed with Company, Company will (the “Benefits Integration”) shift Stockmans and Stockmans Bank employees to the benefit programs then made available to similarly situated Company or Bank employees, with credit for years of service with Stockmans and Stockmans Bank accrued from the most recent hire date prior to the Benefits Integration deemed service with Company for eligibility purposes; provided, however, nothing in this section 7.9(b) shall prevent Company from electing to (i) continue one or more of the Stockmans Employee Benefit Plans in effect at the Effective Date (provided that Company may subsequently shift Stockmans and Stockmans Bank employees to benefit programs then made available to similarly situated Company or Bank employees with credit for years of service with Stockmans and Stockmans Bank accrued from the most recent hire date prior to the Benefits Integration deemed service with Company for eligibility purposes) or (ii) to the extent permitted by law and the Stockmans Employee Benefit Plans modify one or more of the Stockmans Employee Benefits Plans to provide for benefits that would be substantially similar to those provided to similarly situated Company or Bank employees at the Effective Date. Nothing in this Section 7.9 shall limit the ability of Company or Bank to amend or terminate any of the Employee Benefits Plans in accordance with their terms at any time.

          (c) Except as otherwise provided in Section 7.9(a) with respect to individuals with employment or other written agreements that provide for severance payments and severance payable to individuals pursuant to the Stockmans and Stockmans Bank Employee Handbook,

Stockmans and Stockmans Bank employees, (i) who are terminated other than for cause in connection with the Mergers will be provided with severance benefits by Company based on the existing Stockmans separation pay policy set forth in the copy of the Stockmans Employee Handbook provided to Company subject to Company’s ability to elect to pay such severance in a lump sum at termination or (ii) who by reason of the Mergers become employees of Company or Bank and are thereafter terminated other than for cause will be provided with severance benefits by Company based on the Bank Severance Policy as currently in effect as of the date of this Agreement. Consistent with Section 7.9(b), Stockmans and Stockmans Bank employees who become entitled to severance benefits, whether as a result of the Mergers or otherwise, will receive full credit for prior service accrued with Stockmans and Stockmans Bank from their most recent hire date, plus service following the Effective Time, for purposes of determining the amount of such severance benefits.

          (d) For purposes of vacation benefits, service accrued with Stockmans and Stockmans Bank from the most recent hire date shall be credited for determining an employee’s eligibility and length of vacation under the Company vacation plan, and any vacation taken prior to the Benefits Integration will be subtracted under the Company plan from the employee’s vacation entitlement for the calendar year in which the Benefits Integration occurs.

          (e) For purposes of determining eligibility to participate in Company bonus plans, profit sharing plans and arrangements, and similar benefits, Stockmans and Stockmans Bank employees shall receive credit for length of service accrued with Stockmans and Stockmans Bank from their most recent hire date and (except as may otherwise be provided in written employment contracts) shall be entitled to participate in Company bonus compensation plans and awards beginning at the Effective Time.

          (f) Company shall waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of Stockmans and Stockmans Bank under any Company health and welfare plans in which such employees may be eligible to participate after the Effective Time and Company shall cause each such plan to honor any deductible and payment toward out-of-pocket maximums paid by such employees during the portion of the calendar year prior to such employees participation under the Company plans.

          (g) Notwithstanding anything to the contrary set forth herein, this Agreement is not intended, and it shall not be construed, to create third party beneficiary rights in any current or former employee or director of Stockmans Bank or Stockmans, including the continuing employees (including any beneficiaries or dependents thereof), under or with respect to any plan, program or arrangement described in or contemplated by this Agreement and shall not confer upon any such current or former employee, including each continuing employee, the right to continued employment for any period of time following the Effective Time.

   7.10 Indemnification of Directors and Officers; D&O Insurance.

          (a) From and after the Effective Time, Company shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Company shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of Stockmans and Stockmans Bank (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, however, that Company shall not be required to indemnify any Indemnified Party pursuant hereto if it shall be determined that the Indemnified Party acted in bad faith and not in a manner such Party believed to be in or not opposed to the best interests of Stockmans.

          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Company thereof, but the failure to so notify shall not relieve Company of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Company shall have the right to assume the defense thereof and Company shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Company elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Company shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Company shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that Company shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (c) All rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of an Indemnified Party as provided in their respective articles of incorporation or bylaws and any existing indemnification agreements set forth in Section 7.10(c) of the Stockmans Disclosure Schedule, shall survive the Merger and continue in full force and effect in accordance with their terms, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of Company or Bank.

          (d) Company shall maintain Stockmans’ existing officers’ and directors’ liability insurance for a period of 3 years after the Effective Time or otherwise provide comparable coverage for such period; provided, however, that if the annual cost of such “tail” insurance policies are not available at a cost not greater than 200% of the annual premium paid on the date of this Agreement by Stockmans for such insurance (the “Insurance Cap”), Company shall cause to be obtained as much comparable insurance for as long a period (not to exceed three years from the Effective Date) as is available for a cost not to exceed the Insurance Cap.

          (e) If Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the surviving corporation shall assume all of the obligations set forth in this Section 7.10.

          (f) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     7.11 Shareholder Meeting. Company will call a meeting of its shareholders to consider and approve the transactions contemplated by this Agreement. Company shall deliver to its shareholders notice of the meeting in accordance with applicable Oregon and federal law and the rules of the NASDAQ Stock Market. Provided that the representations and warranties of Stockmans continued herein continue to be accurate and Stockmans has complied with the covenants contained herein, the Board of Directors of Company will recommend to the shareholders approval of this Agreement, the Holding Company Plan of Merger and the transactions contemplated hereby including the issuance of Company Common Stock unless, upon advice of counsel, their fiduciary duties otherwise require.

8. Conditions to Obligations of Company.

     The obligations of Company under this Agreement and the Plans of Merger to consummate the Holding Company Merger and the Bank Merger shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by Company in writing and not required by law): 8.1 Shareholder Approvals; Dissenting Shareholders. Approval of the principal terms of this Agreement by the shareholders of Company and Stockmans, with Stockmans shareholders holding fewer than 10% of the Stockmans Common Stock having voted against the principal terms of this Agreement and Stockmans shareholders holding fewer than 25% of the Stockmans Common Stock having the right to pursue dissenters appraisal rights under California law.

     8.2 No Litigation. No court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Mergers or the other transactions contemplated by this Agreement (collectively, an “Order”).

     8.3 No Banking Moratorium. Absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States.

     8.4 Regulatory Approvals. Procurement of all consents, orders, waivers and approvals required by law including but not limited to approvals or waivers, as the case may be, by the FRB, the FDIC, the Oregon Director and the California DFI of the transactions contemplated by the Agreement and the Plans of Merger, without any conditions or requirements included in any such required consents, orders or approvals which impose any condition or restriction on Company or Stockmans, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which Company reasonably determines to be materially burdensome in the context of the transactions contemplated by this Agreement, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or Stockmans; and the expiration of all applicable regulatory waiting periods.

     8.5 Compliance with Securities Laws. The S-4 Registration Statement having become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

     8.6 Other Consents. Receipt of other consents and approvals necessary for consummation of the transactions contemplated by this Agreement and the Plans of Merger as listed in Schedule 8.6.

     8.7 Corporate Documents. Receipt by Company of:

          (a) Current certificates of good standing for Stockmans and Stockmans Bank and a certificate of deposit insurance for Stockmans Bank issued by the appropriate governmental officers as of a date immediately prior to the Effective Date; and

          (b) A copy, certified by each Secretary of Stockmans and Stockmans Bank, of resolutions adopted by the Board of Directors and shareholders of each entity approving this Agreement and the applicable Plan of Merger.

     8.8 Continuing Accuracy of Representations and Warranties. The representations and warranties of Stockmans (i) that are qualified by reference to Material Adverse Effect being true at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) set forth in this Agreement that are not qualified by reference to Material Adverse Effect being true and correct as of the Effective Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.8(ii) shall be deemed to have been satisfied even if any representations and warranties of the Stockmans are not so true and correct unless the failure of such representations and warranties of the Stockmans to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Stockmans.

     8.9 Compliance with Covenants and Conditions. Compliance in all material respects by Stockmans and Stockmans Bank with all agreements and covenants on its part required by this Agreement to be performed or complied with prior to or at the Effective Date.

     8.10 No Material Adverse Effects. Between the date hereof and the Effective Date, the absence of any event or circumstance that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Stockmans.

     8.11 Certificate. Receipt by Company of a Certificate of the Chief Executive Officer and the Chief Financial Officer of Stockmans, dated as of the Effective Date, certifying to the best of their knowledge the fulfillment of the conditions specified in Sections 8.1, 8.2, 8.6, 8.8,

8.9 and 8.10, that the conditions set forth in Section 8.15 have been satisfied, and such other matters with respect to the fulfillment by Stockmans of any of the conditions of this Agreement as Company may reasonably request.

     8.12 Tax Opinion. Receipt of a favorable opinion of Foster Pepper LLP, special counsel to Company, dated as of the Effective Date, in form and substance reasonably satisfactory to Company to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the transactions contemplated by the Agreement and the Plans of Merger will be reorganizations within the meaning of Section 368(a) of the Code; that the parties to the Agreement and to the Plans of Merger will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code; and that no taxable gain or loss will be recognized by Stockmans, Stockmans Bank, Company or Bank as a result of the Mergers; that no taxable gain or loss will be recognized by the shareholders of Stockmans who exchange all of their Stockmans Common Stock for Company Common Stock pursuant to the Holding Company Merger (except with respect to cash, if any, received for any fractional share interest in Company Common Stock). In rendering its opinion, Foster Pepper LLP may require and rely upon representations contained in letter from Stockmans and Company.

     8.13 Employee Agreements. Each employee listed on Schedule 8.13 having entered into an amended and restated severance, employment or salary continuation agreement and such amended agreements have not been amended or rescinded and remain in full force and effect.

     8.14 Director Agreements. Each director of Stockmans and Stockmans Bank having entered into Voting, Non-Competition and Non-Solicitation Agreement as described in the Recitals to this Agreement and such agreements remaining in full force and effect as of the Effective Date.

     8.15 Core Deposits; Tangible Equity; Transaction Expenses.

          8.15.1 The average daily balance of consolidated Core Deposits for the calendar month preceding the Effective Date is not less than the product of 90% and the daily average balance of Core Deposits for the month of September 2007; provided, however, if the Effective Date is after January 31, 2008, the average daily balance of consolidated Core Deposits for the calendar month preceding the Effective Date is not less than the product of 85% and the daily average balance of Core Deposits for the month of September 2007.

          8.15.2 The Tangible Equity Capital of Stockmans as of the Effective Date is no less than the “Tangible Equity Capital Target” set forth in the following table:

Tangible Equity Capital Target**

On December 31, 2007	$36,400,000
On January 31, 2008	$36,900,000
On February 28, 2008	$36,700,000
On March 31, 2008	$37,000,000
On April 30, 2008	$37,000.000

**      Any Transaction Expenses paid by Stockmans, up to the maximum amount set forth in Section 8.15.3, shall be credited back to Tangible Equity Capital. Any change in control payments paid or accrued as a result of the Mergers shall also be credited back to Tangible Equity Capital. If the Effective Date is on a day other than the last day of a calendar month, the Tangible Equity Capital Target shall be increased by an amount prorated on a per diem basis for such partial calendar month.

          8.15.3 Stockmans Transaction Expenses shall be reasonable and shall in no event have exceeded $750,000 in the aggregate. “Transaction Expenses” means all costs, fees and expenses incurred by Stockmans or accrued, owed or paid by Stockmans to its attorneys, accountants, investment bankers or investment advisors, and printers for all services rendered or to be rendered in any respect in connection with the preparation, negotiation and execution of this Agreement and related documents and the consummation of the transactions contemplated by this Agreement. Stockmans shall have used its best efforts to cause such advisors and agents to submit their final bills for all Transaction Expenses and Stockmans shall have prepared and submitted to Company a summary of all Transaction Expenses and a copy of such final bills immediately prior to the Effective Date. Stockmans shall have accrued and paid the amount of such Transaction Expenses as calculated above, after Company has been given an opportunity to review all such bills and calculation. Company shall not be liable for any Transaction Expenses.

9. Conditions to Obligations of Stockmans.

     The obligations of Stockmans under this Agreement and the Plans of Merger to consummate the Holding Company Merger and the Bank Merger, shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by Stockmans in writing and not required by law):

     9.1 Shareholder Approvals. Approval of the principal terms of this Agreement by the shareholders of Stockmans and Company.

     9.2 No Litigation. No court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any Order.

     9.3 No Banking Moratorium. Absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States.

     9.4 Regulatory Approvals. Procurement of all consents, orders and approvals required by law including but not limited to approvals or waivers by the FRB, the FDIC, the Oregon Director and the California DFI of the transactions contemplated by the Agreement and the Plans of Merger, without any conditions or requirements included in any such required consents, orders or approvals which impose any condition or restriction on Company or Stockmans, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or Stockmans; and the expiration of all applicable waiting periods.

     9.5 Compliance with Securities Laws. The S-4 Registration Statement having become effective under the Securities Act. No stop order suspending the effectiveness of the S-4

Registration Statement shall have issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

     9.6 Other Consents. Receipt of other consents and approvals necessary for consummation of the transactions contemplated by this Agreement and the Plans of Merger as listed in Schedule 9.6.

     9.7 Corporate Documents. Receipt by Stockmans of:

           (a) A certificate of existence for Company and a good standing certificate (and certificate of deposit insurance) for Bank issued by the appropriate governmental officers dated as of a date immediately prior to the Effective Date;

           (b) A copy, certified by each Secretary of Company and Bank, of the resolutions adopted by the Board of Directors of each approving this Agreement and the respective Plan of Merger.

     9.8 Continuing Accuracy of Representations and Warranties. The representations and warranties of Company (i) that are qualified by reference to Material Adverse Effect being true at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) set forth in this Agreement that are not qualified by reference to Material Adverse Effect being true and correct as of the Effective Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 9.8(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Company.

     9.9 Compliance with Covenants and Conditions. Company having complied in all material respects with all agreements and covenants on its part required by this Agreement to be performed or complied with prior to or at the Effective Date.

     9.10 No Material Adverse Effects. Between the date hereof and the Effective Date, the absence of any event or circumstance that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Company.

     9.11 Tax Opinion. Receipt of a favorable opinion of Foster Pepper LLP, special counsel to Company, dated as of the Effective Date, in form and substance satisfactory to Stockmans to the effect that on the basis of facts, representations and assumptions set forth in such opinion, the Holding Company Merger will be a reorganization within the meaning of Section 368(a) of the Code; that each of Stockmans and Company will be “a party to a reorganization” within the meaning of Section 368(b) of the Code; and that no taxable gain or loss will be recognized by the shareholders of Stockmans who exchange all of their Stockmans Common Stock for Company Common Stock pursuant to the Holding Company Merger (except with respect to cash, if any, received for any fractional share interest in Company Common

Stock). In rendering its opinion, Foster Pepper LLP may require and rely upon representations contained in letters from Stockmans and Company.

     9.12 Certificate. Receipt by Stockmans of a Certificate of the Chief Executive Officer or the President and the Chief Financial Officer of Company, dated as of the Effective Date, certifying to the best of their knowledge the fulfillment of the conditions specified in Sections 9.2, 9.4, 9.6, 9.8, 9.9 and 9.10 hereof and such other matters with respect to the fulfillment by Company of any of the conditions of this Agreement as Stockmans may reasonably request.

10. Closing.

     The transactions contemplated by this Agreement and the Plans of Merger will close in the office of Foster Pepper LLP at such time and on such date on, or within ten days following, the day on which the conditions to closing are satisfied, as set by notice from Company to Stockmans, or at such other time and place as the parties may agree.

11. Termination; Price Protection. 11.1 Procedure for Termination. This Agreement may be terminated before the Effective Date:

          (a) By the mutual consent of the Boards of Directors of Company and Stockmans acknowledged in writing;

          (b) By Company or Stockmans acting through their Boards of Directors upon written notice to the other party, if at the time of such notice the Mergers shall not have become effective by April 30, 2008 (or such later date as shall have been agreed to in writing by Company and Stockmans acting through their respective Boards of Directors) except to the extent that the failure of the Mergers then to be consummated arises out of or results from the knowing action or inaction of such party, which action or inaction is in violation of its obligations under this Agreement;

          (c) By Company, acting through its Board of Directors upon written notice to Stockmans, if there has been a breach by Stockmans in its representations, warranties or covenants set forth herein such that Section 8.8 or 8.9 would not be satisfied and which misrepresentation, breach or failure is not cured within thirty (30) days notice to Stockmans of such misrepresentation, breach or failure; or by Stockmans, acting through its Board of Directors upon written notice to Company, if there has been a breach by Company in its representations, warranties or covenants set forth herein such that Section 9.8 or 9.9 would not be satisfied and which misrepresentation, breach or failure is not cured within thirty (30) days notice to Company of such misrepresentation, breach or failure;

          (d) By Stockmans, if its Board of Director determines in good faith (after consultation with Gary Steven Findley & Associates) that such action is required in order for the directors to comply with their respective fiduciary duties under applicable law; or

          (e) By Stockmans, if (i) the Company Measuring Price is less than $11.50, (ii) Stockmans delivers written notice to Company of its intention to terminate this Agreement within two business days following the close of the Company Measuring Period and (iii) Company does not elect to pursue a Price Adjustment as set forth below; provided, however, that, if Company effects a stock dividend, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Company Measuring Price is determined, the provisions of this Section 11.1(e) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of Stockmans.

The following terms have the following meanings:

(i) “Company Measuring Period” means the twenty trading days ending on the fifth trading day prior to the Effective Date.

(ii) “Company Measuring Price” means the volume-weighted average per share trading price of all shares of the Company Common Stock traded during the Company Measuring Period, as quoted on the NASDAQ
Capital Market, an example of such calculation is attached hereto as
Exhibit E.

Stockmans shall not be entitled to terminate this Agreement pursuant to this Section 11.1(e) if Company elects, no later than the close of business on the second succeeding Business Day after the later of (i) the close of the Company Measuring Period and (ii) receipt of notice of Stockmans’ intent to terminate, to increase the Total Cash Amount (a “Price Adjustment”) such that the Per Share Consideration shall at least be equal to the Per Share Consideration a holder of Stockmans Common Stock would have received had the Company Measuring Price been $11.50. Upon Company’s election of a Price Adjustment, no termination shall have occurred or will occur pursuant to this Section 11.1(e) and this Agreement shall remain in effect in accordance with its terms (except as the terms Per Share Stock Consideration and Per Share Cash Consideration or both, as the case may be, have been adjusted).

          (f) By Stockmans or Company, acting through its Board of Directors, if any Order permanently restraining, enjoining or otherwise prohibiting consummation of any of the Mergers shall become final and non-appealable (whether before or after the approval by the shareholders of Stockmans or Company).

          (g) By either party if Stockmans shareholders fail to approve the principal terms of this Agreement at a meeting held pursuant to Section 6.10 or any adjournments or postponements thereof.

          (h) By Company, if (i) the Company Measuring Price is greater than $14.00, (ii) Company delivers written notice to Stockmans of its intention to terminate this Agreement within two business days following the close of the Company Measuring Period and (iii) Stockmans does not elect to accept a Decline Adjustment as set forth below; provided, however, that, if Company effects a stock dividend, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Company Measuring Price is determined, the provisions of this Section 11.1(h) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of Company.

     Company shall not be entitled to terminate this Agreement pursuant to this Section 11.1(h) if Stockmans elects, no later than the close of business on the second succeeding Business Day after the later of (i) the close of the Company Measuring Period and (ii) receipt of notice of Company’s intent to terminate, to decrease the Total Cash Amount (a “Decline Adjustment”) such that the Per Share Consideration shall be equal to the Per Share Consideration a holder of Stockmans Common Stock would have received had the Company Measuring Price been $14.00.

Upon Stockmans election of a Decline Adjustment, no termination shall have occurred or will occur pursuant to this Section 11.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the terms Per Share Stock Consideration and Per Share Cash Consideration or both, as the case may be, have been adjusted).

11.2 Effect of Termination.

     11.2.1 In the event this Agreement is terminated pursuant to Section 11.1(a) or 11.1(b), 11.1(e) or 11.1(f), this Agreement shall become wholly void and of no further force and effect and there shall be no liability on the part of any party or its respective Board of Directors as a result of such termination or abandonment.

     11.2.2 If this Agreement is terminated by Stockmans or Company pursuant to Section 11.1(g) (provided that no failure of any covenant, condition, representation or warranty on the part of Company or within the reasonable control of Stockmans shall have proximately caused the failure of Stockmans shareholders to have approved the principal terms of this Agreement), by Company pursuant to Section 11.1(c) or by Stockmans pursuant to Section 11.1(d), then Stockmans agrees to pay to Company its reasonable expenses incurred in entering into and attempting to consummate the transaction up to a maximum of $500,000, to be paid within thirty (30) days after Company’s request; provided, however, if Company has terminated the Agreement as a result of Stockmans’ willful failure to comply with any material covenant set forth in Section 6, it agrees to pay Company an additional $1,250,000, to be paid within thirty (30) days after Company’s request. If this Agreement is terminated pursuant to Section 11.1(g) or Section 11.1(d), or by Company pursuant to Section 11.1(c) and Stockmans enters into an Alternative Acquisition Transaction prior to the date that is 12 months from the date of termination or enters into an Alternative Acquisition Transaction that had been proposed prior to the date of the Stockmans shareholder meeting in the case of termination pursuant to Section 11.1(g) or prior to the date of termination in the case of termination pursuant to Section 11.1(c) or 11.1(d); and provided that in any of such events if, at the time of Stockmans’ shareholder meeting there was no material failure by Company to comply with the covenants set forth in Section 7 and to satisfy the conditions set forth in Sections 9.7 and 9.9, then Stockmans will, within thirty (30) days after Company’s request, pay Company the sum of $3,750,000 (reduced by any amounts paid or payable pursuant to the first sentence of this paragraph). This Section 11.2.2 shall be the sole remedy in favor of Company for termination of this Agreement pursuant to the sections named in the first sentence, and Company specifically waives the protections of any other legal or equitable remedies that otherwise might be available to Company.

     11.2.3 If this Agreement is terminated by Stockmans pursuant to Section 11.1(c), then Company agrees to pay to Stockmans its reasonable expenses incurred in entering into and attempting to consummate the transaction up to a maximum of $500,000; provided, however, if Stockmans has terminated the Agreement as a result of Company’s willful failure to comply with any material covenant set forth in Section 7, it agrees to pay Stockmans an additional $1,250,000. This Section 11.2.3 shall be the sole remedy in favor of Stockmans for termination of this Agreement pursuant to the sections named in the first sentence, and Stockmans specifically waives the protections of any other legal or equitable remedies that otherwise might be available to Stockmans.

     11.3 Reserved.

     11.4 Documents from Stockmans. In the event of termination of this Agreement, Company will promptly deliver to Stockmans all originals and copies of documents and work papers obtained by Company from Stockmans, whether so obtained before or after the execution hereof.

     11.5 Documents from Company. In the event of termination of this Agreement, Stockmans will promptly deliver to Company all originals and copies of documents and work papers obtained by Stockmans from Company, whether so obtained before or after the execution hereof.

12. Miscellaneous Provisions.

     12.1 Amendment or Modification. Prior to the Effective Date, this Agreement and the Plans of Merger may be amended or modified, either before or after approval by the shareholders of Stockmans and Company, only by an agreement in writing executed by the parties hereto upon approval of their respective Boards of Directors, except to the extent shareholder approval is required under applicable law.

     12.2 Public Statements. No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties to such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section 12.2 shall not be required if the delay would preclude the timely issuance of a press release or public statement required by law or any applicable regulations. The provisions of this Section 12.2 shall not be construed as limiting the parties from communications consistent with the purposes of this Agreement, including but not limited to seeking regulatory and shareholder approvals necessary to complete the transactions contemplated by this Agreement and the Plans of Merger.

     12.3 Confidentiality. Each party shall treat the non-public information that it obtains from the other parties to this Agreement in accordance with the Confidentiality Agreement.

     12.4 Waivers and Extensions. Each of the parties hereto may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other parties hereto or waive compliance by the other parties hereto of any of the covenants or conditions contained herein or in the Plans of Merger, other than those required by law. No such waiver or extension of time shall constitute a waiver of any subsequent or other performance or compliance. No such waiver shall require the approval of the shareholders of any party.

     12.5 Expenses. Each of the parties hereto shall pay their respective expenses in connection with this Agreement and the Plans of Merger and the transactions contemplated thereby, except as otherwise may be specifically provided.

     12.6 Financial Advisors. Each of Company and Stockmans is solely responsible for the payment of its own financial advisor fees.

     12.7 Binding Effect, No Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties.

     12.8 Representations and Warranties. The respective representations and warranties of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other parties, and except for claims based upon fraud of the parties or their representatives, shall expire as of the Effective Date.

     12.9 Remedies. Except for claims based upon fraud of the parties or their representatives, the only remedy available to any party hereunder is for amounts payable pursuant to Section 11.2.

     12.10 No Benefit to Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person or entity, other than the parties hereto, any right or remedy under or by reason hereof. Claims of Stockmans shareholders receiving Company Common Stock are limited to their rights under applicable federal and state securities law. Representations, warranties and covenants of Company herein are for the benefit of Stockmans only and expire as of the Effective Date.

     12.11 Notices. Any notice, demand or other communication permitted or desired to be given hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if personally delivered or mailed by registered or certified mail, return receipt requested, or sent via confirmed facsimile to the respective parties at their addresses or facsimile numbers set forth below:

If to Company:

PremierWest Bancorp 503 Airport Road Medford, Oregon 97501 Attn: John Anhorn Fax: (541) 618-6001

Copies of Notices to Company to:

Kenneth E. Roberts Andrew H. Ognall Foster Pepper LLP 601 SW Second Avenue Portland, OR 97204-3223 Fax: (800) 601-9234

If to Stockmans:

Stockmans Financial Group

9340 East Stockton Blvd.
Elk Grove, CA 95624
Attn: Gary Wright
Fax: (916) 686-2735

Copies of Notices to Stockmans to:
Gary Steven Findley & Assoc.
1470 North Hundley Street
Anaheim, CA 92806
Fax: (714) 630-7910

     Any party from time to time may change such address or facsimile number by so notifying the other parties hereto of such change, which address or number shall thereupon become effective for purposes of this Section 12.11.

     12.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

     12.13 Entire Agreement. This Agreement, including all of the schedules and exhibits hereto and other documents or agreements referred to herein, constitutes the entire agreement between the parties with respect to the Mergers and other transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such matters.

     12.14 Headings. The article and section headings in this Agreement are for the convenience of the parties and shall not affect the interpretation of this Agreement.

     12.15 Counterparts. At the convenience of the parties, this Agreement may be executed in counterparts, and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute but one Agreement.

     12.16 Restrictions On Transfer. Company will not deliver any Company Common Stock to any shareholder who, in the opinion of counsel for Company, is or may be an “affiliate” (as defined in Rule 144 promulgated by the SEC pursuant to the Securities Act) of Stockmans, except upon receipt by Company of a letter substantially in the form attached as Exhibit D hereto from that shareholder.

     12.17 Material Change. As used in this Agreement, a “Material Adverse Effect” means, with respect to Company or Stockmans, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of Company and Company Subsidiaries taken as a whole or Stockmans and Stockmans Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of either Company or Stockmans, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a material adverse effect or change shall not be deemed to include the impact of: (a) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities; (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally; (c) changes in economic conditions affecting financial institutions generally or that are the results of acts of war or terrorism; (d) a decline in the price of shares of Company Common Stock on NASDAQ provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect; (e) any failure by Company and the Company Subsidiaries, as the case may be, to meet any published analyst estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect; or (g) the announcement of this Agreement or the transactions contemplated hereby; provided, further, that, with respect to clauses (a), (b), and (c), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) Stockmans and Stockmans Bank or Company and Bank, as the case may be, or (ii) significantly disproportionately adversely affect Stockmans and Stockmans Bank or Company and Bank, as the case may be, compared to other companies of similar size operating in the banking industry in which Stockmans and Stockmans Bank or Company and Bank operate.

     12.18 Survival. The agreements of Company contained in Section 2, Section 7.9 and Section 7.10 of this Agreement shall survive the consummation of the Merger. Section 11 and Section 12 of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

(Signatures on following page)

     IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolutions adopted by a majority of their respective Boards of Directors, have each caused this Agreement to be executed by its duly authorized officers.

PREMIERWEST BANCORP	STOCKMANS FINANCIAL GROUP

By:	By:
John Anhorn	Gary Wright
Chief Executive Officer	President and Chief Executive Officer

By:
J. Michael Guttridge, Secretary

PREMIERWEST BANK	STOCKMANS BANK

By:	By:
John Anhorn	Gary Wright
Chief Executive Officer	President and Chief Executive Officer

Signature Page